Exhibit 4.6

Date 1 December 2022 DANAOS CORPORATION as Borrower with CITIBANK, N.A., JERSEY BRANCH as Lender guaranteed by THE ENTITIES LISTED IN SCHEDULE 1
FACILITY AGREEMENT for a $382,500,000 Revolving Credit Facility

THIS AGREEMENT is dated 1 December 2022, and made between:

(1)	DANAOS CORPORATION whose details are set out in Part 1 of Schedule 1 (The original parties) as borrower (the Borrower);
(2)	THE ENTITIES listed in Part 2 of Schedule 1 (The original parties) as guarantors (together the Guarantors); and
(3)	CITIBANK, N.A., JERSEY BRANCH as lender (the Lender).

IT IS AGREED as follows:

Section 1 - Interpretation

1	Definitions and interpretation
1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 28 (Bank accounts).

Account Bank means in relation to any Account, Citibank, N.A., London Branch, acting through its office at Citigroup Centre, Canada Square, London E14 5LB, England or another approved bank or financial institution at the request of the Borrower.

Account Holder(s) means, in relation to any Account, each Obligor in whose name that Account is held.

Account Security means, in relation to an Account, a first ranking deed or other instrument by the relevant Account Holder(s) in favour of the Lender in an agreed form conferring a Security Interest over that Account.

Accounting Principles has the meaning given to that term in clause 21.2 (Financial definitions).

Accounting Reference Date means 31 December or such other date as may be approved by the Lender.

Additional Business Day means any day specified as such in the Reference Rate Terms.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Approved Exchange means NYSE or NASDAQ or any other reputable national stock exchange approved by the Lender.

Approved Flag State means each of the Republic of Liberia, the Republic of Malta, the Republic of Cyprus, the Republic of Panama, the Republic of the Marshall Islands and the Hellenic Republic.

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Assignable Charter means, in relation to a Ship, any charter commitment for that Ship (including a Charter, a Valuation Charter or a Key Charter in relation to that Ship), made or (as the context may require) to be made from time to time between the relevant Owner as owner and any person as charterer or counterparty of such Owner thereunder and which is capable of lasting 24 months or longer (but including any options to extend or renew contained therein) and Assignable Charters means together all or any of them.

Associate has the meaning given to that term in section 435 of the Insolvency Act 1986 of England and Wales, provided that only sub-sections (2) and (5) of such section (and any reference to the term "associate" in such sub-section (5) shall be a reference to such term as defined in sub-section (2)) shall apply insofar as it relates to the definition of Coustas Family.

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another approved firm.

Authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration.

Available Facility means at any relevant time, such part of the Commitment (drawn and undrawn) which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Commitment is not cancelled or reduced under this Agreement.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

Bareboat Equivalent Time Charter Income means, at any time and in relation to a charter commitment of a Relevant Vessel, the aggregate charter hire or freight due and payable to a Group Member for that Relevant Vessel for the remaining unexpired term of such charter commitment in respect of that Relevant Vessel at the relevant time assuming it expired at the time it was scheduled to expire, without any off-hire periods or other events entitling the charterer to not pay or otherwise to withhold charter hire or freight (but excluding any option to extend or renew contained therein exercisable by the relevant charterer) less, in the case of a charter commitment other than a bareboat charter, the aggregate operating expenses, insurances and dry-docking costs of that Relevant Vessel which would be ordinarily borne by a bareboat charterer and certified to the satisfaction of the Lender for the same period.

Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord or Reformed Basel III.

Basel II Approach means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to the Lender) adopted by the Lender (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Regulation means:

(a)

any law or regulation in force as at the date hereof implementing the Basel II Accord (including the relevant provisions of CRR and CRR II) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord or Reformed Basel III; and

(b)	any Basel II Approach adopted by the Lender or any of its Affiliates.

Basel III Accord means, together:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”,

other than, in each such case, the agreements, rules, guidance and standards set out in Reformed Basel III as amended, supplemented or restated after the date of this Agreement.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates).

Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRR and CRR II) save to the extent that such law or regulation re-enacts a Basel II Regulation and excluding any such law or regulation which implements Reformed Basel III.

Borrower means the corporation described as such in Part 1 of Schedule 1 (The original parties).

Break Costs means any amount specified as such in the Reference Rate Terms.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Athens or Piraeus, Greece and, in relation to:

(a)	any date for payment or purchase of an amount relating to any of the Loans (or any relevant part of it) or any Unpaid Sum; or
(b)

the determination of the first day or the last day of an Interest Period for any of the Loans (or any relevant part of it) or any Unpaid Sum, or otherwise in relation to the determination of the length of such an Interest Period; or

(c)	the determination of a Utilisation Date,

which is an Additional Business Day relating to any of the Loans (or any relevant part of it) or the relevant Unpaid Sum.

Category A Ship means each of the Ships described as such in Part A of Schedule 2 (Ship Information) and Category A Ships means all of them.

Category B Ship means each of the Ships described as such in Part B of Schedule 2 (Ship Information) and Category B Ships means all of them.

Central Bank Rate has the meaning given to that term in the Reference Rate Terms.

Central Bank Rate Adjustment has the meaning given to that term in the Reference Rate Terms.

Central Bank Rate Spread has the meaning given to that term in the Reference Rate Terms.

Change of Control occurs if at any time:

(a)	the Coustas Family (and/or any funds controlled by the Coustas Family) ceases to ultimately beneficially own at least 15 per cent and one share of the issued voting share capital of the Borrower; or
(b)

the Coustas Family ceases to have the power to cast at a general meeting of the Borrower at least 15 per cent and one share of the maximum number of votes of the issued voting share capital that might be cast at a general meeting of the Borrower; or

(c)

Dr John Coustas ceases to be both the Chief Executive Officer of the Borrower and a director of the Borrower unless this is due to his death or disability and, in such case, a replacement person is appointed by the Borrower’s board of directors; or

(d)

any group of (i) the existing members of the board of directors of the Borrower as at the date of this Agreement and (ii) any directors appointed following nomination by the existing board of directors, does not comprise a majority of the board of directors of the Borrower; or

(e)	any one or more persons (who are not members of the Coustas Family) acting in concert controls the Borrower; or
(f)

Dr John Coustas and/or Danaos Investment Limited cease to own 80% of the capital stock and/or voting rights in the Manager of each Ship (other than the Manager of mv’s YM Maturity and YM Mandate as at the date of this Agreement) and/or cease to control such Manager; or

(g)	any Guarantor ceases to be a wholly-owned direct Subsidiary of, and/or to be controlled by, the Borrower.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Transaction Security.

Charter means, in relation to a Ship, the charter commitment for that Ship details of which are provided under such Ship in Schedule 2 (Ship Information) and Charters means any or all of them.

Charter Assignment means, in relation to a Ship and its Charter Documents for an Assignable Charter, a first ranking assignment by the relevant Owner of its interest in such Charter Documents in favour of the Lender in the agreed form.

Charter Attached Vessel Value means, in relation to a Relevant Vessel that at the relevant time is subject to, and accepted for service under, a Valuation Charter, the aggregate of:

(a)	the present value of the Bareboat Equivalent Time Charter Income of that Relevant Vessel; and
(b)	the present value of the Charter Free Value At End of Charter of that Relevant Vessel (as if it were a Charter Free Vessel at the relevant time of calculation).

In calculating the above present values, the applicable discount rate shall be 7 per cent.

Charter Documents means, in relation to an Assignable Charter of a Ship, that Assignable Charter, any documents supplementing it and any guarantee (including any relevant Charter Guarantee) or other security given by any person for the relevant Charterer’s obligations under it.

Charter Free Value At End Of Charter means, at any time and in relation to a Relevant Vessel that is subject to, and accepted for service under, a Valuation Charter at that time, the Charter Free Vessel Value of that Relevant Vessel at the end of the relevant Valuation Charter, which shall be deemed to be equal to the current Charter Free Vessel Value of a vessel with similar characteristics to that Relevant Vessel, but having the age which that Relevant Vessel will have at the expiration of the term of the relevant Valuation Charter (but excluding any options to extend or renew contained therein exercisable by the relevant charterer).

Charter Free Vessel means, at any time, a Relevant Vessel that at that time is not subject to a Valuation Charter (but may be subject to a charter commitment having an unexpired term of up to 12 months).

Charter Free Vessel Value means, in relation to a Relevant Vessel that is not subject to a Valuation Charter, its market value determined pursuant to the most recent valuations obtained for that Relevant Vessel under this Agreement and in accordance with clause 26 (Minimum security value).

Charter Guarantee means, in relation to an Assignable Charter of a Ship, any guarantee in relation to that Assignable Charter (which includes, in the case of a Ship subject to a Charter, the charter guarantee named in Schedule 2 (Ship Information) as a “Charter Guarantee” for such Ship) and any other guarantee or surety issued by the relevant Charter Guarantor or any other person in favour of the relevant Owner in accordance with the relevant Assignable Charter.

Charter Guarantor means, in relation to an Assignable Charter of a Ship, any charter guarantor of the Charterer of that Ship (which includes, in the case of a Ship subject to a Charter, the person, named in Schedule 2 (Ship Information) as “Charter Guarantor” of such Ship under that Charter).

Charterer means, in relation to an Assignable Charter of a Ship, the charterer (or other counterparty or the Owner thereunder) of that Ship (which includes, in the case of a Ship subject to a Charter, the charterer or other counterparty named in Schedule 2 (Ship Information) as “Charterer” of that Ship under that Charter).

Classification means, in relation to a Ship, the classification specified in respect of such Ship in Schedule 2 (Ship Information) with the relevant Classification Society, the equivalent classification with another Classification Society or another classification approved by the Lender as its classification, at the request of the relevant Owner.

Classification Society means, in relation to a Ship, the classification society specified in respect of such Ship in Schedule 2 (Ship Information) or another classification society (being a member of the International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Lender) approved by the Lender as its Classification Society, at the request of the relevant Owner.

Code means the US Internal Revenue Code of 1986.

Commitment means the amount which the Lender agreed to lend to the Borrower under clause 2.1 (the Facility) to the extent not cancelled, reduced or assigned by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate) or otherwise approved.

Compounding Methodology Supplement means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Borrower and the Lender; and
(b)	specifies a calculation methodology for that rate.

Confidential Information means all information relating to an Obligor, the Group, the Transaction Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any Group Member or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(a)	information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of clause 40 (Confidential Information); or
(ii)	is identified in writing at the time of delivery as non-confidential by any Group Member or any of its advisers; or
(iii)

is known by the Lender before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(b)	any Funding Rate.

Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

Construction Vessel Value for a Relevant Vessel under construction shall be the net book value for it, as recorded in the Financial Statements.

Coustas Family means Dr John Coustas and any Associate of Dr John Coustas.

CRR means either CRR-EU, or as the context may require, CRR-UK.

CRR-EU means regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that Regulation.

CRR-UK means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

CRR II means either CRR II-EU or, as the context may require, CRR II-UK.

CRR II-EU means regulation 2019/876 amending CRR-EU as regards the leverage ratio, the net stable funding ratio, requirements for own funds and eligible liabilities, counterparty credit risk, market risk, exposures to central counterparties, exposures to collective investment undertakings, large exposures, reporting and disclosure requirements, and Regulation (EU) No 648/2012 and all delegated and implementing regulations supplementing that Regulation.

CRR II-UK means CRR II-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement)

Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

Cumulative Compounded RFR Rate means, in relation to an Interest Period for any Loan or any relevant part of it, or any Unpaid Sum, the percentage rate per annum determined by the Lender in accordance with the methodology set out in Schedule 8 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for any Loan, or any relevant part of it, or any Unpaid Sum, the percentage rate per annum determined by the Lender in accordance with the methodology set out in Schedule 7 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Rate means the rate specified as such in the Reference Rate Terms.

Danaos Investment Limited means Danaos Investment Limited, a limited company incorporated in New Zealand with its registered office at Bell Gully, Level 22, Vero Centre, 48 Shortland Street, Auckland, 1010, New Zealand as trustee of the 883 Trust, a trust established in the Cayman Islands and registered as a foreign trust in New Zealand.

Deed of Covenant means, in relation to a Ship in respect of which the Mortgage is in account current form, a first ranking deed of covenant (including an assignment of its interest in the Ship’s Insurances, Earnings and Requisition Compensation) in respect of such Ship by the relevant Owner in favour of the Lender in the agreed form.

Default means an Event of Default or any event or circumstance specified in clause 30 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Delegate means any delegate, agent or attorney appointed by the Lender.

Disposal Reduction Date means, in relation to:

(a)	a Total Loss of a Ship, the applicable Total Loss Reduction Date; or
(b)

a sale (including, without limitation, a sale for scrapping) of a Ship by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price (and upon or immediately prior to such completion).

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dormant Subsidiary means a Group Member which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of $50,000 or more (or its equivalent in other currencies).

Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of such Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.

Earnings Account means any Account designated as an Earnings Account under clause 28 (Bank accounts), and Earnings Accounts means any or all of them.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

Environmental Claims means:

(a)

enforcement, clean-up, removal or other governmental or regulatory action or orders or proceedings or formal notices or investigations or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)	any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)

any Fleet Vessel or its owner, operator or manager is reasonably expected to be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Fleet Vessel is arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

EU Ship Recycling Regulation means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC (Text with EEA relevance).

Event of Default means any event or circumstance specified as such in clause 30 (Events of Default).

Existing Indebtedness means the aggregate outstanding amounts of principal, interest and all other sums owing by (inter alios) the Borrower or any other Obligor or Group Member or a Manager, whether over or in relation to (inter alia) the Ships or otherwise under a facility agreement dated 1 April 2021 made between, amongst others, (i) the Borrower,  (ii) certain entities named thereto as guarantors, (iii) the financial institutions named thereto as lenders, (iv)  Citibank Europe Plc, UK Branch as agent and (v) Citibank, N.A., London Branch as security agent and trustee pursuant to which the lenders thereto agreed (inter alia) to make available to the Borrower a loan of up to $815,000,000 (originally) as amended and restated by a supplemental agreement dated 12 May 2022.

Facility means the revolving loan facility made available under this Agreement as described in clause 2 (The Facility).

Facility Office means the Jersey office of the Lender at 38 Esplanade, JE4 8QB, P.O. Box 104, Jersey, or such office or offices notified by the Lender to the Borrower in writing on or before the date it becomes the Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Commitment has reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or a regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter or letters dated on or before the date of this Agreement between (inter alios) the Lender and the Borrower setting out any of the fees referred to in clause 12 (Fees) and Fee Letters means any or all of them.

Final Reduction Date means, subject to clause 33.4 (Business days), the date falling sixty (60) Months after the date of this Agreement.

Finance Documents means this Agreement, any Fee Letter, the Security Documents, each Compliance Certificate, any Reference Rate Supplement, any Compounding Methodology Supplement and any other document designated as such by the Lender and the Borrower.

Finance Lease has the meaning given to it in clause 21.2 (Financial definitions).

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions (including without limitation, any debit balance in respect of an Earnings Account);

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a Finance Lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis) and meet any requirement for de-recognition under the Accounting Principles;
(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)

any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before all amounts outstanding under the Finance Documents have been discharged in full (or are otherwise classified as borrowings under the Accounting Principles);

(i)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)

any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

Financial Statements means, at any time, the consolidated financial statements of the Borrower (and its Subsidiaries) (whether quarterly or annual) delivered to the Lender under clause 20.3 (Financial statements).

Financial Quarter means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

Financial Year means the annual accounting period of each of the Borrower and the Guarantors, ending on or about the Accounting Reference Date in each year.

First Reduction Date means, subject to clause 33.4 (Business days), the date falling three Months after the date of this Agreement.

Flag State means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship Information), or such other state or territory as may be approved by the Lender pursuant to clause 23.2 (Ship’s name and registration), at the request of the relevant Owner, as being the Flag State of such Ship for the purposes of the Finance Documents.

Fleet Vessel means each Mortgaged Ship and any other vessel owned, operated, managed or crewed by any Group Member.

Funding Rate means any individual rate notified by the Lender pursuant to paragraph (a)(ii) of clause 11.2 (Cost of funds).

General Assignment means, in relation to a Ship in respect of which the Mortgage is not in an account current form (but including any such Ship registered in Cyprus), a first ranking assignment of its interest in the Ship’s Insurances, Earnings and Requisition Compensation by the relevant Owner in favour of the Lender in the agreed form.

Group means the Borrower and its Subsidiaries (including the Guarantors) from time to time and, for the purposes of clause 20.3 (Financial statements) and clause 21 (Financial covenants), any other entity required to be treated as a subsidiary in the Borrower’s consolidated accounts in accordance with the Accounting Principles and/or any applicable law.

Group Member means any Obligor and any other entity which is a member of the Group.

Guarantee means the guarantee and other obligations of the Guarantors under clause 18 (Guarantee and indemnity).

Guarantor means each of the entities described as such in Part 2 of Schedule 1 (The original parties) and Guarantors means together all or any of them.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

Increased Costs has the meaning given to that term in paragraph (b) of clause 14.1 (Increased costs).

Indemnified Person means:

(a)	the Lender, each Receiver, any Delegate and other person appointed by them under the Finance Documents;
(b)	each Affiliate of those persons; and
(c)	any officers, directors, employees, advisers (including attorneys), representatives or agents of any of the above persons.

Insolvency Event in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; or

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof.

Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled to that Ship’s General Assignment, as the case may be, or Deed of Covenant or in another approved form.

Insurances means, in relation to a Ship:

(a)	all policies and contracts of insurance; and
(b)	all entries in a protection and indemnity or war risks or other mutual insurance association,

in the name of such Ship’s Owner or the joint names of its Owner and any other person which are from time to time, in place taken out or entered in respect of or in connection with such Ship and/or its Earnings or otherwise and all benefits thereof (including the right to receive claims and to return of premiums).

Interest Payment means the aggregate amount of interest that is, or is scheduled to become, payable under any Finance Document.

Interest Period means, in relation to a Loan (or any part of a Loan), each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest).

Inventory of Hazardous Material means, in relation to a Mortgaged Ship, a statement of compliance issued by the relevant Classification Society and which includes a list of any and all materials known to be potentially hazardous utilised in the construction of a Ship and which also may be referred to as a List of Hazardous Material.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking association, joint venture or partnership or any other entity.

Key Charter means, in relation to a Ship at any time, a charter commitment in relation to such Ship entered into by (a) the Owner of such Ship as owner and (b) any other person (not being a Group Member) as the charterer thereunder, which at the relevant time has a remaining term of at least 24 months or longer (but excluding any option to extend or renew contained therein).

Last Availability Date means the date falling one (1) Month before the Final Reduction Date (or such later date as may be approved by the Lender).

Legal Opinion means any legal opinion delivered to the Lender under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any Legal Opinion.

Lender means:

(a)	the entity listed in Schedule 1 (the Original Parties) as the Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become the Lender in accordance with clause 31 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan and Loans means any or all of them.

Lookback Period means the number of days specified as such in the Reference Rate Terms.

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the Ship’s General Assignment or (as the case may be) Deed of Covenant or in another approved form.

Losses means any costs, expenses (including, but not limited to, legal fees), payments, charges, losses, demands, liabilities, taxes (including VAT) claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means, in relation to a Ship, the amount specified as such against the name of that Ship in Schedule 2 (Ship Information) or the equivalent in any other currency.

Manager means:

(a)

in relation to each Ship (other than mv’sYM Maturity and YM Mandate), Danaos Shipping Company Limited, a company incorporated in the Republic of Cyprus with its registered office at 3, Christaki Kompou Street, Peter’s House, 3011 Limassol, Cyprus, as technical manager and commercial manager of such Ship; and

(b)

in relation to each of mv YM Maturity and mv YM Mandate, Yang Ming Marine Transport Corp. of Taiwan (and, following the termination of its management by such entity, the entity described in paragraph (a) above), or, in each case, another manager appointed as the technical and/or commercial manager of such Ship in accordance with clause 23.4 (Manager).

Manager's Undertaking means, in relation to a Ship, a first ranking undertaking by any Manager of such Ship to the Lender in the agreed form, including pursuant to clause 23.4 (Manager).

Margin means two per cent (2%) per annum.

Market Disruption Rate means the rate (if any) specified as such in the Reference Rate Terms.

Market Value for each Ship or other Relevant Vessel means, at any time, its value, being:

(a)	the Charter Attached Vessel Value for that Ship or other Relevant Vessel that at the relevant time is subject to, and accepted for service under, a Valuation Charter;
(b)	the Charter Free Vessel Value for that Ship or other Relevant Vessel that at the relevant time is not subject to, and accepted for service under, a Valuation Charter; and
(c)	the Construction Vessel Value for that Ship or other Relevant Vessel that is at the relevant time subject to construction.

Material Adverse Effect means a material adverse effect on:

(a)	the business, operations, or condition (financial or otherwise) of the Group taken as a whole; or
(b)	the ability of the Obligors (taken as a whole) to perform their obligations under the Finance Documents; or
(c)

the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

Minimum Value means, at any time, the amount in dollars which is at that time 120% of the Available Facility (including, for the avoidance of doubt, the aggregate of the Loans).

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that in relation to an Interest Period (or any other period for the accrual of commission or fees) or a period at the end of which a Reduction Date falls, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the Reference Rate Terms.

The above rules will only apply to last Month of any period.

Mortgage means, in relation to a Ship, a first priority or (as the case may be) first preferred mortgage of that Ship in the agreed form by the relevant Owner in favour of the Lender.

Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Reduction Date.

Mortgaged Ship means, at any relevant time, any Ship which is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.

Net Charter Income means, at any time and in relation to a charter commitment of a Relevant Vessel, the aggregate charter hire or freight due and payable to a Group Member for that Relevant Vessel for the remaining unexpired term of such charter commitment in respect of that Relevant Vessel at the relevant time assuming it expired at the time it was scheduled to expire, without any off-hire periods or other events entitling the charterer to not pay or otherwise to withhold charter hire or freight (but excluding any option to extend or renew contained therein exercisable by the relevant charterer) less the aggregate operating expenses and insurances of that Relevant Vessel which are certified to the satisfaction of the Lender for the same period.

New Lender has the meaning given to that term in clause 31 (Changes to the Lender).

Obligors means the parties to the Finance Documents (other than the Lender, the Manager of any Ship and any Charterers who would be Obligors solely by reason of entering into a Quiet Enjoyment Agreement and/or a Tripartite Agreement) and Obligor means any one of them.

Obligors’ Agent means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to clause 2.2 (Obligors’ agent).

Original Financial Statements means the annual audited consolidated financial statements of the Borrower and its Subsidiaries (namely, the Group) for its financial year ended on 31 December 2021.

Original Jurisdiction means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated, formed, as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.

Original Obligor means each party to this Agreement and the Original Security Documents (other than the Lender, the Manager of any Ship and any Charterers who would be Obligors solely by reason of entering into a Quiet Enjoyment Agreement and/or a Tripartite Agreement).

Original Security Documents means:

(a)	the Mortgages over each of the Ships;
(b)	the Deeds of Covenant in relation to each of the Ships in respect of which the Mortgage is in account current form;
(c)	the General Assignments in relation to each of the Ships in respect of which the Mortgage is not in account current form (but including Ships registered in Cyprus);
(d)	a Charter Assignment in relation to each Ship’s Charter Documents;
(e)	the Account Security in relation to each Account;
(f)	a Manager’s Undertaking by the Manager of each Ship;
(g)	any Tripartite Agreements; and
(h)	any Quiet Enjoyment Agreements.

Owner means, in relation to a Ship, the Guarantor specified against the name of that Ship in Schedule 2 (Ship Information) and Owners means any or all of them.

Participating Member State means any member state of the European Union that has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Maritime Liens means, in relation to any Ship:

(a)	any ship repairer’s or outfitter’s possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount;
(b)

any lien on the Ship for master's, officer's or crew's wages outstanding or master’s disbursements in the ordinary course of its trading, provided that the amounts giving rise to such liens are not more than 30 days overdue;

(c)	any lien on the Ship for salvage or general average;

(d)	any lien on the Ship arising by operation of law for not more than two months’ prepaid hire under any charter commitment; and
(e)

any other lien on the Ship arising by operation of law for claims incurred in the ordinary course of the operation, repair or maintenance of the Ship and which are outstanding for not longer than 30 days.

Permitted Security Interests means, in relation to any Ship, any Security Interest over it which is:

(a)	granted by the Finance Documents; or
(b)	a Permitted Maritime Lien; or
(c)	approved.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Prohibited Person means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

Quarter Date means each of 31 March, 30 June, 30 September and 31 December of any calendar year.

Quasi-Security has the meaning given to that term in clause 29.2 (General negative pledge).

Quiet Enjoyment Agreement means, in relation to any Ship that is subject to an Assignable Charter, a quiet enjoyment letter or similar other contract in agreed form in respect of such Ship and its Assignable Charter entered into from time to time by the Lender, the Owner and the Charterer of such Ship.

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed under any relevant Security Document.

Reduction Date means, subject to clause 33.4 (Business Days):

(a)	the First Reduction Date;
(b)	each of the dates falling at intervals of three (3) Months thereafter up to but not including the Final Reduction Date; and
(c)	the Final Reduction Date.

Reference Rate Supplement means a document which:

(a)	is agreed in writing by the Borrower and the Lender; and
(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms.

Reference Rate Terms means the terms set out in Schedule 6 (Reference Rate Terms) or in any Reference Rate Supplement.

Reformed Basel III means the agreements contained in “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

Reformed Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any other law or regulation which implements Reformed Basel III (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates).

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws of its Flag State.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its Original Jurisdiction;
(b)	any jurisdiction where any Charged Property owned by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Relevant Market means the market specified as such in the Reference Rate Terms.

Relevant Vessels means, at any relevant time, all of the vessels from time to time owned or leased (under a lease that constitutes a Finance Lease) by, or are under construction for the account and at the order of, Group Members which, at the relevant time, are included within Total Consolidated Assets in the Financial Statements or which would be included within Total Consolidated Assets in the Financial Statements if the Financial Statements were required to be prepared at that time (and it includes the Ships) and Relevant Vessel means any one of them.

RFR means the rate specified as such in the Reference Rate Terms.

RFR Banking Day means any day specified as such in the Reference Rate Terms.

Repeating Representations means each of the representations and warranties set out in clauses 19.2 (Status) to 19.13 (Ownership of Charged Property), clause 19.19 (No Event of Default), clause 19.23 (Anti-corruption law), clause 19.35 (No Money Laundering), clause 19.36 (Sanctions), clause 19.37 (Good title to assets) and clause 19.31 (No immunity).

Reporting Day means the day (if any) specified as such in the Reference Rate Terms.

Reporting Time means the relevant time (if any) specified as such in the Reference Rate Terms.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Rollover Loan means one or more Loans:

(a)made or to be made on the same day that a maturing Loan is due to be repaid;

(b)the aggregate amount of which is equal to or less than the maturing Loan; and

(c)made or to be made for the purpose of refinancing a maturing Loan.

Sanctions means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)

imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America, whether or not any Obligor or any other Group Member or any Manager which is affiliated with the Group (including for that purpose Danaos Shipping Company Limited as Manager) is legally bound to comply with the foregoing; or

(b)

otherwise imposed by any law or regulation by which any Obligor, any other Group Member or any Manager which is affiliated with the Group (including for that purpose Danaos Shipping Company Limited as Manager) is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Obligor, any other Group Member or any Manager which is affiliated with the Group (including for that purpose Danaos Shipping Company Limited as Manager).

Secured Obligations means all indebtedness and obligations (whether present or future) at any time of any Obligor to the Lender under, or related to, the Finance Documents (as the same may be assigned, transferred or novated from time to time).

Security Documents means:

(a)	the Original Security Documents; and
(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Lender under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the Market Value of all Mortgaged Ships which have not then become a Total Loss and (b) the value of any additional security then held by the Lender provided under clause 26 (Minimum security value), in each case as most recently determined in accordance with this Agreement.

Ship means each of the ships described in Schedule 2 (Ship Information) and Ships means any or all of them.

Ship Representations means each of the representations and warranties set out in clauses 19.32 (Ship status) and 19.33 (Ship’s employment).

Spill means any spill, release or discharge of a Pollutant into the environment.

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or
(b)	of whose dividends or distributions on ordinary voting share capital, such person is beneficially entitled to receive more than 50 per cent,

and a person is a “wholly-owned Subsidiary” of another person if it has no members except that other person and that other person’s wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Total Consolidated Assets means, at any time, the “Total Assets” of the Group as appearing in the Financial Statements, excluding the mark to market fair value of any derivative financial instruments (where the entry into such derivative financial instrument is not prohibited by this Agreement) as recorded within the Financial Statements in accordance with the Accounting Principles.

Total Loss means, in relation to a Ship:

(a)	its actual, constructive, compromised or arranged total loss; or
(b)	its requisition for title, confiscation or other compulsory acquisition by a government entity; or
(c)

the hijacking, theft, condemnation, capture (whether by piracy or otherwise), seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the compulsory acquisition of such Ship covered by paragraph (b) above) unless such Ship be released and restored to the relevant Owner from such hijacking, theft, condemnation, capture (whether by piracy or otherwise), seizure, arrest, detention or confiscation within 60 days thereof in the case of hijacking, theft or capture (whether by piracy or otherwise) or within 30 days thereof in all other cases.

Total Loss Date means, in relation to the Total Loss of a Ship:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;
(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)	the date notice of abandonment of the vessel is given to its insurers (provided a claim for total loss is admitted by the insurers); or
(ii)

if the insurers do not admit such a claim, the date upon which either a total loss is subsequently admitted by the insurers or a total loss is later determined by a competent court of law or arbitration tribunal to have been the date on which the total loss happened; or

(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel's insurers;
(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and
(d)

in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 60 days after the date upon which it happened in the case of hijacking, theft or capture (whether by piracy or otherwise) or 30 days after the date upon which it happened in all other cases.

Total Loss Reduction Date means, where a Ship has become a Total Loss, the earlier of:

(a)	the date falling 150 days after its Total Loss Date; and
(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Transaction Document means:

(a)	each of the Finance Documents; and
(b)	any Charter Document.

Transaction Security means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Tripartite Agreement means, in relation to a Ship that is subject to a Charter which is a bareboat charter, the first priority tripartite agreement in respect of that Ship between the relevant Owner, the relevant Charterer and the Lender in the agreed form (or, where this is not agreed by the relevant Charterer, either (a) an assignment by that Charterer of its rights under the Insurances of that Ship in favour of the Lender or, in the alternative, (b) an assignment by the relevant Owner of such rights of the Charterer under such Insurances as such rights have been previously assigned by that Charterer to the relevant Owner, in each case in the agreed form).

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US means the United States of America.

US GAAP means current generally accepted accounting principles in the United States of America from time to time.

US Tax Obligor means:

(a)	the Borrower if it is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation means the making of a Loan.

Utilisation Date means the date on which a Utilisation is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

Valuation Charter means, in relation to a Ship or other Relevant Vessel at any time, any charter commitment in respect of the same (including, if applicable, any Charter, Assignable Charter or Key Charter) between (a) a Group Member as the  registered owner or the disponent owner of the same and (b) any other person (not being a Group Member) as the charterer or the disponent owner’s counterparty thereunder, which at the relevant time has a remaining term of at least 12 months or longer (but excluding any option to extend or renew contained therein).

VAT means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;
(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)

any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

Write-down and Conversion Powers means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-in Legislation:
(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and
(c)	in relation to any UK Bail-In Legislation:
(i)

any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.
1.2	Construction
(a)	Unless a contrary indication appears, any reference in any of the Finance Documents to:
(i)

Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules and are for ease of reference only;

(ii)	a Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Finance Document or a Transaction Document or other agreement or instrument as it may from time to time be amended, supplemented, restated, novated or replaced, however fundamentally;

(iii)	words importing the plural shall include the singular and vice versa;
(iv)	a time of day are to London time;
(v)	any person (including, without limitation, the Account Bank, the Lender, any Obligor and any Party) includes its successors in title, permitted assignees or transferees;
(vi)

the knowledge, awareness and/or belief (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(vii)

two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares, partnership interest or units or limited liability company interests in an entity by any of them, either directly or indirectly, to obtain or consolidate control of that entity;

(viii)	a document in agreed form means:
(A)	where a Finance Document has already been executed by all of the relevant parties to it, such Finance Document in its executed form; and
(B)

prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Lender and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower;

(ix)

approved or approved by the Lender means approved in writing by the Lender (on such conditions as the Lender may respectively impose in its absolute discretion) and approval and approve shall be construed accordingly;

(x)	assets includes present and future properties, revenues and rights of every description;
(xi)

charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(xii)	control of an entity means:
(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise, directly or indirectly) to:
(I)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or
(II)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or
(III)	give directions with respect to the operating and financial policies of that entity with which the directors, or other equivalent officers of that entity are obliged to comply; and/or

(B)

the holding beneficially of more than 50 per cent of the issued share capital of that entity, (excluding any part of that issued share capital, that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital, shall be disregarded in determining the beneficial ownership of such share capital), and controlled shall be construed accordingly;

(xiii)

the Lender’s cost of funds in relation to its participation in a Loan (or any relevant part of it) is a reference to the average cost (determined either or an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan (or any relevant part of it) for a period equal in length to the Interest Period of that Loan or relevant part of it;

(xiv)

the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xv)

the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Lender (with the relevant exchange rate of any such purchase being the Lender’s spot rate of exchange);

(xvi)	a government entity means any government, state or agency of a state;
(xvii)

a guarantee means (other than in clause 18 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xviii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xix)	an obligation means any duty, obligation or liability of any kind;
(xx)

something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xxi)	pay, prepay or repay in clause 29 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;
(xxii)

a person includes any individual, firm, company, corporation, government entity or any association, trust, Joint Venture, consortium or partnership or other entity (whether or not having separate legal personality);

(xxiii)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation or any law or regulation which implements Reformed Basel III, in each case which is applicable to the Lender;

(xxiv)

right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxv)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;
(xxvi)

(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established, or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(xxvii)	a provision of law is a reference to that provision as amended or re-enacted from time to time.
(b)

The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)

Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)

A Default (other than an Event of Default) is continuing if it has not been remedied or waived in writing and an Event of Default is continuing if it has not been remedied or waived in writing provided that if the Lender has served notice pursuant to clause 30.26 (Acceleration) an Event of Default will be deemed continuing unless waived in writing by the Lender.

(f)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)	any replacement page of that information service which displays that rate; and
(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Lender after consultation with the Borrower.

(g)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.
(h)	Any Reference Rate Supplement overrides anything in:

(i)	Schedule 6 (Reference Rate Terms); or
(ii)	any earlier Reference Rate Supplement.
(i)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:
(i)	Schedule 7 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 8 (Cumulative Compounded RFR Rate), as the case may be; or
(ii)	any earlier Compounding Methodology Supplement.
1.3	Currency symbols and definitions

$, USD and dollars denote the lawful currency of the United States of America.

1.4	Third party rights
(a)

Unless expressly provided to the contrary in a Finance Document for the benefit of the Lender or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).
(c)

An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through the Lender and if and to the extent and in such manner as the Lender may determine.

1.5	Finance Documents

Where any other Finance Document provides that this clause 1.5 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.6	Conflict of documents

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

Section 2 - The Facility

2	The Facility
2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a revolving credit facility in the principal sum of up to three hundred and eighty two million five hundred thousand dollars ($382,500,000).

2.2	Obligors’ agent
(a)

Each Obligor (other than the Borrower) by its execution of this Agreement irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	the Lender to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it.  In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3	Purpose
3.1	Purpose

The Borrower shall apply all amounts borrowed under the Facility solely for the purpose of assisting the Borrower to refinance in part the Existing Indebtedness and/or providing the Borrower with working capital and/or financing general corporate and investment purposes of the Group.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation
4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request and the Lender will not be obliged to comply with clause 5.4 (Lender’s obligation) in relation to the first Utilisation unless the Lender, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to the first Utilisation) in form and substance satisfactory to the Lender.

4.2	Ship and security conditions precedent

The Commitment may only be borrowed under this Agreement if on or before the first Utilisation the Lender, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Ship and security conditions precedent) in form and substance satisfactory to the Lender.

4.3	Notice of satisfaction of conditions

The Lender shall notify the Borrower promptly after receipt by it of the documents and evidence referred to in this clause 4 in form and substance satisfactory to it. The Lender shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.4	Further conditions precedent

The Lender will only be obliged to comply with clause 5.4 (Lender's participation) if:

(a)	in the case of a Rollover Loan, on the date of a Utilisation Request and on the proposed Utilisation Date, no Event of Default is continuing or would result from the proposed Loan;
(b)	in the case of any other Utilisation, on the date of that Utilisation Request and on the proposed Utilisation Date:
(i)	no Default is continuing or would result from the proposed Utilisation;
(ii)	the Security Value is not less than the Minimum Value (taking into account the relevant Loan of the proposed Utilisation); and
(iii)	the circumstances referred to in clause 11.1 (Market disruption) do not exist in respect of that Loan;
(c)	on the date of the first Utilisation Request and on the proposed Utilisation Date, all of the representations set out in clause 19 (Representations) are true; and
(d)	on the date of each subsequent Utilisation Request and on the proposed Utilisation Date, the Repeating Representations are true.
4.5	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if, as result of the proposed Utilisation, 5 or more Loans would be outstanding.

4.6	Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions.

Section 3 - Utilisation

5	Utilisation
5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 11:00 a.m. three Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request
(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day falling on or before the Last Availability Date;
(ii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);
(iii)	the proposed Interest Period complies with clause 10 (Interest Periods); and
(iv)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).
(b)	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount

The currency specified in a Utilisation Request must be dollars and the amount of the proposed Loan must be a minimum of $1,000,000 or, if less, the amount of the Available Facility less the amount of the outstanding Loans and must not exceed (when aggregated with the outstanding loans) the Commitment.

5.4	Lender’s obligation
(a)

If the conditions set out in this Agreement have been met, and subject to clause 6.1 (Repayment), the Lender shall make each Loan available by 11:00 am on a Utilisation Date through its Facility Office.

(b)	The Lender shall advance each Loan to the Borrower or any account of the Borrower or to its order in accordance with the instructions contained in the relevant Utilisation Request.

Section 4 - Repayment, Prepayment and Cancellation

6	Repayment
6.1	Repayment
(a)	The Borrower shall repay each Loan on the last day of its Interest Period.
(b)

Without prejudice to the Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made available to the Borrower on the same day that a maturing Loan is due to be repaid by the Borrower, the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(i)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(A)	the Borrower will only be required to make a payment under clause 33.1 (Payments to the Lender) in an amount equal to that excess; and
(B)

the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of the maturing Loan and the Lender will not be required to make a payment under clause 5.4 (Lender’s obligation) in respect of the new Loans; and

(ii)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
(A)	the Borrower will not be required to make a payment under paragraph (a) above; and
(B)

the Lender will be required to make a payment under clause 5.4 (Lender’s obligation) in respect of the new Loans only to the extent that the new Loans exceed the maturing Loan and the remainder of the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of the maturing Loan.

6.2	Scheduled reduction of Facility

To the extent not previously reduced, the Commitment shall be reduced by instalments on each Reduction Date by the amount specified in the table below (as revised by clause 6.3 (Adjustment of scheduled reductions):

Reduction Date	Amount ($)
First	11,250,000
Second	11,250,000
Third	11,250,000
Fourth	11,250,000
Fifth	11,250,000
Sixth	11,250,000
Seventh	11,250,000
Eighth	11,250,000
Ninth	11,250,000

Tenth	11,250,000
Eleventh	11,250,000
Twelfth	11,250,000
Thirteenth	11,250,000
Fourteenth	11,250,000
Fifteenth	11,250,000
Sixteenth	11,250,000
Seventeenth	11,250,000
Eighteenth	11,250,000
Nineteenth	11,250,000
Twentieth	168,750,000
TOTAL	382,500,000

(a)The twentieth instalment referred to above comprises two parts:

(i)	a reduction instalment in the amount of $11,250,000; and
(ii)	a balloon instalment in the amount of $157,500,000.
(b)	On the Final Reduction Date (and notwithstanding any other provisions of this Agreement), the Commitment shall be reduced to zero and any outstanding Loans shall be repaid in full.
6.3	Adjustment of scheduled reductions

If the Commitment has been partially reduced under this Agreement (other than under clause 6.2 (Scheduled reduction of Facility)) before any Reduction Date, the amount of the instalment by which the Commitment shall be reduced under clause 6.2 (Scheduled reduction of Facility) on any such Reduction Date (as reduced by any earlier operation of this clause 6.3) shall be reduced pro rata to such reduction in the Commitment (inclusive of the balloon instalment referred to in sub-paragraph (ii) of paragraph (a) of Clause 6.2 (Scheduled reduction of Facility)).

7	Illegality, prepayment and cancellation
7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or any of the other Finance Documents, or for the Lender to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event; and
(b)	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and

(c)

the Borrower shall repay each Loan on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of Control
(a)	The Borrower shall promptly notify the Lender upon any Obligor becoming aware of a Change of Control.
(b)

If a Change of Control occurs, the Lender may, by notice to the Borrower, cancel the Commitment with effect from a date specified in that notice (which is at least twenty (20) days (or such later date as approved) after the giving of the notice) and declare that all or part of the Loans, together with interest thereon and all other amounts accrued or outstanding under the Finance Documents, be payable on such date, whereupon, with effect from such date, the Commitment will be immediately cancelled, the Facility shall immediately cease to be available and the Loans, interest thereon and all such other accrued or outstanding amounts shall become due and payable on such date.

7.3	Voluntary cancellation

The Borrower may, if it gives the Lender not less than ten (10) Business Days' (or such shorter period as the Lender may agree) prior written notice, cancel the whole or any part (being a minimum amount of $1,000,000 or a multiple of such amount) of the Available Facility. Upon any such cancellation, the Commitment shall be reduced by the same amount.

The Borrower shall only be entitled to cancel the whole or any part of the Available Facility which is then drawn if the Borrower prepay such amount of the Loans as may be necessary to ensure that the outstanding Loans after the date of such cancellation will not exceed the Available Facility (as so reduced).

7.4	Voluntary prepayment

The Borrower may, if it gives the Lender not less than 10 RFR Banking Days’ (or such shorter period as the Lender may agree) prior written notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the relevant Loan by a minimum amount of $1,000,000 or a multiple of such amount, or such other amount agreed between the Lender and the Borrower), on the last day of an Interest Period in respect of the amount to be prepaid or, subject to payment of any Break Costs, on any other day.

7.5	Sale or Total Loss
(a)

If a Ship is sold or becomes a Total Loss before the first Utilisation, the Lender will consult with the Borrower as to how the Facility will be adjusted to take into account the effect of the loss or sale of such Ship, Provided however that if no agreement is reached between the Lender and the Borrower within 10 Business Days of such date, the Commitment shall be reduced to zero.

(b)	On a Mortgaged Ship’s Disposal Reduction Date (subject always to the other provisions of the Finance Documents restricting the disposal of Ships):
(i)	the Commitment (and consequently the Available Facility), will each be reduced by the amount which is equal to the higher of:
(A)	such amount as shall ensure that immediately after such reduction the Security Value shall be no less than the Minimum Value; and
(B)	the Applicable Fraction of the Available Facility; and

(ii)	the Borrower shall prepay such part of the Loans as may be necessary to ensure that the outstanding Loans after such date will not exceed the Commitment or the Available Facility (each as so reduced).
(c)	For the purposes of this clause, Applicable Fraction means, in relation to a Mortgaged Ship being sold or which has become a Total Loss, a fraction having:
(i)	a numerator equal to the Market Value of the Ship sold or lost; and
(ii)	a denominator equal to the aggregate of the Market Value of all Ships (including the Ship lost or sold),

in each case as determined by the Lender on or before the relevant Ship’s Disposal Reduction Date.

7.6	Automatic cancellation

Any part of the Commitment which has not become available by the Last Availability Date shall be automatically cancelled at close of business in London on the Last Availability Date.

8	Restrictions
8.1	Notices of cancellation and prepayment

Any notice of cancellation or prepayment given by any Party under clause 7 (Illegality, prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.3	Reborrowing

Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be re-borrowed on or before the Last Availability Date and subject to and in accordance with the terms of this Agreement.

8.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

8.5	No reinstatement of Commitments

No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

Section 5 - Costs of Utilisation

9	Interest
9.1	Calculation of interest
(a)

The rate of interest on each Loan (or any relevant part of it for which there is a separate Interest Period) for any day during an Interest Period relating to it is the percentage rate per annum which is the aggregate of:

(i)	the Margin; and
(ii)	the Daily Non-Cumulative Compounded RFR Rate for that day.
(b)

If any day during an Interest Period for a Loan (or any relevant part of it) is not an RFR Banking Day, the rate of interest on a Loan (or any relevant part of it) for that day will be the rate applicable to the immediately preceding RFR Banking Day.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

9.3	Default interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 2 per cent (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Lender (acting reasonably).

(b)	Any interest accruing under this clause 9.3 shall be immediately payable by the Obligors on demand by the Lender.
(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notifications
(a)	The Lender shall promptly upon an Interest Payment being determinable notify the Borrower of:
(i)	that Interest Payment;
(ii)	each applicable rate of interest relating to the determination of that Interest Payment; and
(iii)	to the extent it is then determinable, the Market Disruption Rate (if any).

This paragraph (a) shall not apply to any Interest Payment determined pursuant to clause 11.2 (Cost of funds).

(b)	The Lender shall promptly notify the Borrower of each Funding Rate.
(c)	The Lender shall promptly notify the Borrower of the determination of a rate of interest to which clause 11.2 (Cost of funds) applies.

(d)	This clause 9.4 shall not require the Lender to make any notification to any Party on a day which is not a Business Day.
10	Interest Periods
10.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.
(b)	Subject to this clause 10, the Borrower may select an Interest Period of any period specified in the Reference Rate Terms or any other period agreed between the Borrower and the Lender.
(c)

If the Borrower fails to select an Interest Period for a Loan in accordance with paragraph 10.1(a) above, the relevant Interest Period will, subject to clause 10.2 (Interest Periods overrunning Reduction Dates), be the period specified in the Reference Rate Terms.

(d)	No Interest Period shall extend beyond the Final Reduction Date.
(e)	The Interest Period for a Loan shall start on its Utilisation Date.
(f)	A Loan has one Interest Period only.
10.2	Interest Periods overrunning Reduction Dates

The Borrower may not select an Interest Period for a Loan which would overrun any later Reduction Date where the making of that Loan for such Interest Period would result in the total amount of outstanding Loans maturing after that date exceeding the Commitment as scheduled to be reduced on or by that date under clause 6.2 (Scheduled reduction of Facility). If the Borrower seeks to select such an Interest Period, the relevant Loan shall nevertheless be advanced but the Interest Period for that Loan shall run from its Utilisation until the relevant Reduction Date.

10.3	Non-Business Days

Any rules specified as “Business Day Conventions” in the Reference Rate Terms shall apply to each Interest Period for each Loan and each Unpaid Sum.

11	Changes to the calculation of interest
11.1	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms; and
(b)

before the Reporting Time  the Lender notifies the Borrower that the cost to it of funding its participation in any Loan (or any part of it) from whatever source it may reasonably select for dollars would be in excess of that Market Disruption Rate, then clause 11.2 (Cost of funds) shall apply to that Loan (or relevant part of it) for the relevant Interest Period.

11.2	Cost of funds
(a)

If this clause 11.2 applies in respect of a Loan (or any part of it) the rate of interest on that Loan (or that part, as the case may be) for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and
(ii)

the rate notified to the Borrower by the Lender as soon as practicable and in any event by the Reporting Time, to be that which expresses as a percentage rate per annum the Lender’s cost of funds in respect of that Loan (or the relevant part of it, as the case be).

(b)

If this clause 11.2 applies and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing an alternative basis for determining the rate of interest.

(c)	Any alternative or substitute basis agreed pursuant to clause 11.2(b) above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.
(d)	If this clause 11.2 applies pursuant to clause 11.1 (Market disruption) in respect of a Loan and:
(i)	the Lender's Funding Rate is less than the Market Disruption Rate; or
(ii)	the Lender does not notify a rate by the Reporting Time,

the Lender’s cost of funds in relation to that Loan (or the relevant part of it) for that Interest Period shall be deemed, for the purposes of clause 11.2(a) above, to be the Market Disruption Rate.

11.3	Notification to the Borrower

If clause 11.2 (Cost of funds) applies the Lender shall, as soon as is practicable, notify the Borrower.

11.4	Break Costs

If an amount is specified as Break Costs in the Reference Rate Terms, the Borrower shall, within three (3) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum or relevant part of it.

12	Fees
12.1	Commitment fee
(a)

The Borrower shall pay to the Lender a commitment fee in dollars computed at the rate of 0.8% per annum on the undrawn and uncancelled portion of the Commitment calculated from the date of this Agreement (the start date).

(b)

The Borrower shall pay the accrued commitment fee on the date falling three months after the start date, on the last day of each successive period of three months thereafter until the Final Reduction Date, on the Final Reduction Date and, if cancelled in full, on the cancelled amount of the Commitment at the time the cancellation is effective.

12.2	Upfront fee

The Borrower shall pay to the Lender an upfront fee of $382,500 on the date of this Agreement.

12.3	Other fees

The Borrower shall pay to the Lender any other fees set out in Fee Letters in the amount and at the times agreed therein.

Section 6 - Additional Payment Obligations

13	Tax gross-up and indemnities
13.1	Definitions
(a)	In this Agreement:

Protected Party means the Lender or, in relation to clause 15.5 (Indemnity concerning security) and clause 15.8 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 15.5 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to the Lender under clause 13.2 (Tax gross-up) or a payment under clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this clause 13 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
13.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it under, or in connection with, any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Lender accordingly. Similarly, the Lender shall notify the Borrower and that Obligor on becoming so aware in respect of a payment payable to the Lender.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to it that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity
(a)

Each Obligor who is a party shall (within three Business Days of demand by the Lender) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on the Lender:
(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under clause 13.2 (Tax gross-up); or
(B)	relates to a FATCA Deduction required to be made by a Party or any Obligor which is not a Party.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above the Lender shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.
13.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)

a Tax Credit is attributable (A) to an increased payment of which that Tax Payment forms part, (B) to that Tax Payment or (C) to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Indemnities on after Tax basis
(a)

If and to the extent that any sum payable to any Protected Party by an Obligor under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, an Obligor shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)

If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by an Obligor to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, an Obligor shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

(c)	For the purposes of paragraphs (a) and (b) above, a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

13.6	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration, documentary and other similar Taxes payable in respect of any Finance Document.

13.7	Value added tax
(a)

All amounts expressed in a Finance Document to be payable by any party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any party under a Finance Document, and the Lender is required to account to the relevant tax authority for the VAT, that party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that party).

(b)

Where a Finance Document requires any party to it to reimburse or indemnify the Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)

Any reference in this clause 13.7 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(d)

In relation to any supply made by the Lender to any party under a Finance Document, if reasonably requested by the Lender, that party must promptly provide the Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with the Lender’s VAT reporting requirements in relation to such supply.

13.8	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)

If the Borrower is a US Tax Obligor or the Lender reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, the Lender shall, within ten  Business Days of the date of a request from the Lender supply to the Borrower:

(i)	a withholding certificate on Form W-8 or Form W-9 (or any other relevant form); or
(ii)	any withholding statement or other document, authorisation or waiver as the Borrower may require to certify or establish the status of the Lender under FATCA or that other law or regulation.
(f)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Borrower by the Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, the Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Borrower).

(g)

The Borrower may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from the Lender pursuant to paragraphs (e) or (f) above without further verification.

13.9	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment.

14	Increased costs
14.1	Increased costs
(a)

Subject to clause 14.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Cost incurred by the Lender or any of its Affiliates which:

(i)

arises as a result of (A) the introduction of or any change in (or in the interpretation, administration, policy in respect of, or application of) any law or regulation or (B) compliance with any law or regulation made after the date of this Agreement; and/or

(ii)	is a Basel III Increased Cost; and/or
(iii)	is a Reformed Basel III Increased Cost.
(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims
(a)	If the Lender intends to make a claim pursuant to clause 14.1 (Increased costs), it shall promptly notify the Borrower.
(b)	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.
14.3	Exceptions
(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)

compensated for by clause 13.3 (Tax indemnity) (or would have been compensated for under clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 13.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.
(b)	In paragraph (a) above, a reference to a Tax Deduction has the same meaning given to the term in clause 13.1 (Definitions).
15	Other indemnities
15.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; and/or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand by the Lender, indemnify the Lender against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

For the purpose of this clause 15.1 rate of exchange means the rate at which the Lender is able on the relevant date to purchase the Second Currency with the First Currency and shall take into account any commission, premium and other costs of exchange and Taxes payable in connection with such purchase.

15.2	Other indemnities
(a)

The Borrower shall (or shall procure that another Obligor will), within three Business Days of demand by the Lender, indemnify the Lender against any and all Losses incurred by the Lender as a result of:

(i)	the occurrence of any Event of Default;
(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date; or
(iii)

funding, or making arrangements to fund, a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
(b)

The Borrower shall (or shall procure that another Obligor will) promptly indemnify the Lender, any of its Affiliates and each officer or employee of the Lender or any of its Affiliates, against any cost, loss or liability incurred by the Lender or any of its Affiliates (or officer or employee of the Lender or any of its Affiliates) in connection with or arising out of the transactions contemplated by or entered into in connection with the Transaction Documents (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the transactions contemplated by or entered into in connection with the Transaction Documents), unless such loss or liability is caused by the gross negligence or wilful misconduct of the Lender or any of its Affiliates (or officer or employee of the Lender or any of its Affiliates). Any Affiliate or any officer or employee of the Lender may rely on this clause 15.2 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

15.3	Environmental indemnity

The Borrower shall (or shall procure that another Obligor will)  indemnify the Lender on demand and hold it harmless from and against all Losses or other outgoings of whatever nature (including those arising under Environmental Laws) which may be suffered, incurred or paid by or made or asserted against the Lender at any time, whether before or after the prepayment in full of principal and interest under this Agreement, relating to, or arising directly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against the Lender which would or could not have been brought if the Lender had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents.

15.4	Indemnity to the Lender

The Borrower shall promptly indemnify each Indemnified Person against:

(a)	any and all Losses (together with any applicable VAT) incurred by that Indemnified Person (acting reasonably) as a result of:
(i)	investigating any event which it reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)	instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(iv)

any action taken by an Indemnified Person or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents; and

(b)

any and all Losses (including, without limitation, in respect of liability, for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by an Indemnified Person (otherwise than by reason of that Indemnified Person’s gross negligence or wilful default) (or, in the case of any cost, loss or liability pursuant to clause 33.7 (Disruption to payment systems etc.) notwithstanding the Indemnified Person’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of an Indemnified Person under the Finance Documents).

15.5	Indemnity concerning security
(a)

The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses (together with any applicable VAT) incurred by it (otherwise than by reason of that Indemnified Person’s gross negligence or wilful default) as a result of:

(i)	any failure by the Borrower to comply with its obligations under clause 17 (Costs and expenses) or any similar provision in any other Finance Document;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)	the taking, holding, protection or enforcement of the Transaction Security;
(iv)

the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver, each Delegate and each Indemnified Person by the Finance Documents or by law (otherwise, in each case, than by reason of the Lender’s, Receiver’s, Delegate’s or Indemnified Person’s gross negligence or wilful default);

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(vi)

any claim (whether relating to the environment or otherwise (but without double counting where an Indemnified Person has recovered for the same Loss under any other provision of this Agreement)) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful default of that Indemnified Person);

(vii)	instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(viii)

(in the case of the Lender, any Receiver and any Delegate) acting as Lender and/or as holder of any of the Transaction Security, Receiver or Delegate under the Finance Documents or which otherwise relates to the Charged Property (otherwise, in each case, than by reason of the Lender’s, Receiver’s or Delegate’s gross negligence or wilful default).

15.6	Continuation of indemnities

The indemnities by the Borrower or any other Obligor in favour of any Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by the Lender or any Obligor of the terms of this Agreement, the repayment or prepayment of the Loans, the cancellation of the Commitment or the repudiation by the Lender or any Obligor of this Agreement.

15.7	Third Parties Act
(a)

Each Indemnified Person may rely on the terms of clause 15.5 (Indemnity concerning security) and clauses 13 (Tax gross-up and indemnities) and 15.8 (Interest) insofar as it relates to interest on or the calculation of any amount demanded by that Indemnified Person under clause 15.5 (Indemnity concerning security), subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(b)	Where an Indemnified Person (other than the Lender) (the Relevant Beneficiary) who is:
(i)	appointed by the Lender under the Finance Documents;
(ii)	an Affiliate of any such person or the Lender; or
(iii)	an officer, director, employee, adviser, representative or agent of any of the above persons or the Lender,

is entitled to receive any amount (a Third Party Claim) under any of the provisions referred to in paragraph (a) above:

(A)

the Borrower shall (or shall procure that another Obligor will) at the same time as the relevant Third Party Claim is due to the Relevant Beneficiary pay to the Lender a sum in the amount of that Third Party Claim;

(B)	payment of such sum to the Lender shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to pay the Third Party Claim to the Relevant Beneficiary; and
(C)

if the Borrower pays the Third Party Claim direct to the Relevant Beneficiary, such payment shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to the Lender under sub-paragraph (A) above.

15.8	Interest

Moneys becoming due by the Borrower (or any other Obligor) to any Indemnified Person under the indemnities contained in this clause 15 or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower (or any other Obligor) to such Indemnified Person (both before and after judgment) at the rate referred to in clause 9.3 (Default interest).

15.9	Exclusion of liability

Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful default. Any Indemnified Person may rely on this clause 15.9 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

15.10	Email indemnity

The Borrower shall indemnify the Lender against any and all Losses together with any VAT thereon which the Lender may sustain or incur as a consequence of any email communication purporting to originate from any Obligor to the Lender being made or delivered fraudulently or without proper authorisation (unless such Losses are the direct result of the gross negligence or wilful default of the Lender).

15.11	Waiver

In no event shall the Lender be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Obligors who are a Party hereby waive, release and agree (for and on behalf of themselves and on behalf of the other Group Members and any Manager who is affiliated with the Group (including for that purpose Danaos Shipping Company Limited) and their respective Affiliates and shareholders) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in their favour.

16	Mitigation by the Lender
16.1	Mitigation
(a)

The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 13 (Tax gross-up and indemnities), or clause 14 (Increased costs) including (but not limited to) assigning and/or transferring its rights and/or obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
16.2	Limitation of liability
(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses incurred by the Lender as a result of steps taken by it under clause 16.1 (Mitigation).
(b)	The Lender is not obliged to take any steps under clause 16.1 (Mitigation) if, in the opinion of the Lender, to do so might be prejudicial to it.

17	Costs and expenses
17.1	Transaction expenses

The Borrower shall, within 15 Business Days of demand, pay the Lender, the amount of all documented costs and expenses (including but not limited to fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by it (including by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement any other documents referred to in this Agreement and the Security Documents;
(b)

any other Finance Documents executed or proposed to be executed after the date of this Agreement including any document executed to provide additional security under clause 26 (Minimum security value) or executed pursuant to clause 39.2 (Transition to a term-based rate); or

(c)	any Security Interest expressed or intended to be granted by a Finance Document.
17.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment or waiver is required pursuant to clause 33.8 (Change of currency); or

(c)an amendment is required as contemplated in clause 39.2 (Transition to a term-based rate),

the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all documented costs and expenses (including but not limited to fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by the Lender (including by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement and, in the case of clause 39.2 (Transition to a term-based rate), the drafting, negotiation and execution of any Compounding Methodology Supplement or Reference Rate Supplement.

17.3	Lender’s management time and additional remuneration
(a)

Any amount payable to the Lender under clause 15.4 (Indemnity to the Lender), clause 15.5 (Indemnity concerning security) or clause 17 (Costs and expenses) shall include the cost of utilising the Lender’s or (as the case may be) the Lender’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Lender may notify to the Borrower, and is in addition to any other fee paid or payable to the Lender.

(b)	Without prejudice to paragraph (a) above, in the event of:
(i)	a Default;
(ii)

the Lender being requested by an Obligor to undertake duties which the Lender and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Lender under the Finance Documents; or

(iii)	the Lender and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Lender any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below including (without limitation) in respect of ongoing costs and/or management fees.

(c)

If the Lender and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Lender and approved by the Borrower or, failing approval, nominated (on the application of the Lender by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

17.4	Enforcement, preservation and other costs

The Borrower shall, within fifteen Business Days of demand by the Lender, pay to the Lender the amount of all costs and expenses (including but not limited to fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by the Lender in connection with:

(a)

the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;

(b)	subject to clause 26.4 (Expenses of valuation) any valuation carried out under clause 26 (Minimum security value);
(c)	any inspection carried out under clause 24.9 (Inspection and notice of dry-docking); or
(d)	any survey carried out under clause 24.17 (Survey report) or any inspection carried out under clause 22.14 (Inspection).

Section 7 - Guarantee

18	Guarantee and indemnity
18.1	Guarantee and indemnity

Each Guarantor hereby irrevocably and unconditionally and jointly and severally with the other Guarantors:

(a)	guarantees to the Lender punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents;
(b)

undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Lender that it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs:

(i)

(A)	if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal; or
(B)

by operation of law, and as a result of the same, the Borrower has not paid any amount which would, but for such unenforceability, invalidity, illegality or operation of law, have been payable by the Borrower under any Finance Document on the date when it would have been due; or

(ii)

if as a result (directly or indirectly) of the introduction of or any change in (or the interpretation, administration or application of) any law or regulation, or compliance with any law, regulation or administrative procedure made after entry into this Agreement (a Change in Law), there is a change in the currency, the value of the currency or the timing, place or manner in which any obligation guaranteed by a Guarantor is payable.

The amount payable by each Guarantor under this indemnity:

(A)

in respect of paragraph (i) above, shall be the amount it would have had to pay under this clause 18.1 if the amount claimed had been recoverable on the basis of a guarantee but for any relevant unenforceability, invalidity or illegality, and

(B)

in respect of paragraph (ii) above, shall include (aa) the difference between (x) the amount (if any) received by the Lender from the Borrower and (y) the amount that the Borrower was obliged to pay under the original express terms of the Finance Documents in the currency specified in the Finance Documents, disregarding any Change in Law (the Original Currency), and (bb) all further costs, losses and liabilities suffered or incurred by the Lender as a result of a Change in Law.

For the purposes of (aa)(x) above, if payment was not received by the Lender in the Original Currency, the amount received by the Lender shall be deemed to be that payment’s equivalent in the Original Currency converted, actually or notionally at the Lender’s discretion, on the day of receipt at the then prevailing spot rate of exchange of the Lender or if, in the Lender’s opinion, it could not reasonably or properly have made a conversion on the day of receipt of the equivalent of that payment in the Original Currency, that payment’s equivalent as soon as the Lender could, in its opinion, reasonably and properly have made a conversion of the Original Currency with the currency of payment.

If the Original Currency no longer exists, the Guarantors shall make such payment in such currency as is, in the reasonable opinion of the Lender, required, after taking into account any payments by the Borrower, to place the Lender in a position reasonably comparable to that it would have been in had the Original Currency continued to exist.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment is made by an Obligor, or any discharge, release or arrangement is given by the Lender (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) in whole or in part on the basis of any payment, security or other disposition, and the same is avoided or reduced or must be restored in, or as a result of, insolvency, liquidation, administration or any other similar event or otherwise, without limitation then:

(a)	the liability of each Guarantor under this clause 18 shall continue or be reinstated as if the payment, discharge, release, arrangement, avoidance or reduction had not occurred; and
(b)

the Lender shall be entitled to recover the value or amount of that security or payment from each Guarantor, as if the payment, discharge, release, arrangement, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this clause 18 will not be affected by an act, omission, matter or thing (whether or not known to it or the Lender) which, but for this clause 18, would reduce, release or prejudice any of its obligations under this clause 18 including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;
(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;
(g)	any law or regulation of any jurisdiction or any other event affecting any term of the guaranteed obligations;

(h)	any other circumstance that might constitute a defence of the Guarantor; or
(i)	any insolvency or similar proceedings.
18.5	Guarantor intent

Without prejudice to the generality of clause 18.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.

18.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of a Guarantor’s liability under this clause 18.
18.8	Deferral of Guarantors’ rights
(a)

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 18:

(i)	to be indemnified by another Obligor;
(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(iv)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Guarantor has given a guarantee, undertaking or indemnity under clause 18 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any other Obligor; and/or
(vi)	to claim or prove as a creditor of any other Obligor in competition with the Lender.

(b)

If a Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Lender for application in accordance with clause  33 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

18.10	Guarantors’ rights and obligations
(a)

The obligations of each Guarantor under the Guarantee and under this Agreement are joint and several. Failure by a Guarantor to perform its obligations under the Guarantee and/or this Agreement shall constitute a failure by all of the Guarantors.

(b)	Each Guarantor irrevocably and unconditionally jointly and severally with each other Guarantor:
(i)	agrees that it is responsible for the performance of the obligations of each other Guarantor under the Guarantee and this Agreement;
(ii)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Guarantors under the Guarantee and under this Agreement; and
(iii)

agrees with the Lender that, if any obligation of another Guarantor under the Guarantee and this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any and all Losses it incurs as a result of another Guarantor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that other Guarantor under the Guarantee and/or this Agreement. The amount payable under this indemnity shall be equal to the amount which the Lender would otherwise have been entitled to recover.

(c)

The obligations of each Guarantor under the Finance Documents shall continue until all amounts which may be or become payable by the Guarantors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

18.11	Amendments and waivers in writing

No waivers, consents, discharges or releases by the Lender or amendments to, of, or in connection with, the provisions of the Guarantee may be made or given, unless they are made or given in writing by the Parties and with the prior written consent of the Lender.

Section 8 - Representations, Undertakings and Events of Default

19	Representations
19.1	Representations

Each Obligor who is a Party makes and repeats the representations and warranties set out in this clause 19 to the Lender at the times specified in clause 19.39 (Times when representations are made).

19.2	Status
(a)	Each Obligor is a corporation or a limited company and it is duly incorporated and/or formed and validly existing under the laws of its Original Jurisdiction.
(b)	Each Obligor has power and authority to own its assets and to carry on its business as it is now being conducted and to perform its obligations under the Transaction Documents to which it is a party.
19.3	Binding obligations

Subject to the Legal Reservations:

(a)

the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations; and

(b)

(without limiting the generality of paragraph (a) above) each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

19.4	Non-conflict

The entry into and performance by each Obligor of, and the transactions contemplated by the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to any Obligor;
(b)	the Constitutional Documents of any Obligor; or
(c)	any agreement or other instrument binding upon any Obligor or any Obligor’s assets,

or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any Obligor’s assets, rights or revenues.

19.5	Power and authority
(a)

Each Obligor has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, each Transaction Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

(b)

No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Transaction Document to which such Obligor is, or is to be, a party.

19.6	Validity and admissibility in evidence
(a)	All Authorisations required:
(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Transaction Document to which it is a party;
(ii)	to make each Transaction Document to which it is a party admissible in evidence in its Relevant Jurisdictions; and
(iii)	to ensure that the Transaction Security has the priority and ranking contemplated by the Security Documents,

have been obtained or effected and are in full force and effect except any Authorisation or filing referred to in clause 19.15 (No filing or stamp taxes), which Authorisation or filing will be promptly obtained or effected within any applicable period.

(b)

All Authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations might have a Material Adverse Effect.

19.7	Governing law and enforcement

Subject to Legal Reservations:

(a)	the choice of governing law of any Transaction Document will be recognised and enforced in each Obligor’s Relevant Jurisdictions; and
(b)	any judgment obtained in relation to any Transaction Document in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.
19.8	No misleading information
(a)

Any factual information contained in the Information Package is true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)

Any budget, financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(c)

The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(d)

To the best of the Borrower’s knowledge and belief (having made due and careful enquiry) no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect.

(e)

To the best of the Borrower’s knowledge and belief (having made due and careful enquiry) all other written information provided by any Group Member (including its advisers) to the Lender was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

(f)

For the purposes of this clause 19.8, Information Package means any written information provided by any Obligor or any other Group Member or any of their respective advisors to the Lender in connection with the Transaction Documents or the transactions referred to in them.

19.9	Original Financial Statements
(a)	The Original Financial Statements were prepared in accordance with US GAAP consistently applied.
(b)

The Original Financial Statements fairly present the consolidated financial condition as at the end of the relevant Financial Year and the consolidated results of operations during the relevant Financial Year of the Borrower and its Subsidiaries.

(c)	The Original Financial Statements do not consolidate the results, assets or liabilities of any person or business which does not form part of the Group.
(d)

There has been no material adverse change in the assets, business or financial condition of any Obligor (or the assets, business or consolidated financial condition of the Borrower and its Subsidiaries) since the date of the Original Financial Statements.

19.10	Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.11	Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any Legal Opinion:

(a)	the Transaction Security has (or will have when the relevant Security Documents have been executed) the priority which it is expressed to have in the Security Documents;
(b)	the Charged Property is not subject to any Security Interest other than Permitted Security Interests; and
(c)	the Transaction Security will constitute perfected security on the assets described in the Security Documents.
19.12	Centre of main interests and establishments

Its centre of main interest (as that term is used in Article 3(1) of the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Regulation)) of each Obligor is not in the United States of America and no Obligor has an “establishment” (as that term is used in Article 2(10) of the Regulation) in the United States of America.

19.13	Ownership of Charged Property

Each Obligor is the sole legal and beneficial owner of the Charged Property over which it purports to grant a Security Interest under the Security Documents.

19.14	No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 30.9 (Insolvency proceedings) or creditors’ process described in clause 30.10 (Creditors’ process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 30.8 (Insolvency) applies to any Group Member.

19.15	No filing or stamp taxes

Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Transaction Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial, documentary or similar Taxes or fees be paid on or in relation to any such Transaction Document or the transactions contemplated by the Transaction Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Transaction Document.

19.16	Deduction of Tax

No Obligor is required to make any Tax Deduction (as defined in clause 13.1 (Definitions)) from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any other Transaction Document.

19.17	Tax compliance
(a)	No Obligor or other Group Member is overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.
(b)

No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor or other Group Member with respect to Taxes such that a liability of, or claim against, any Obligor or other Group Member is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might reasonably be expected to have a Material Adverse Effect or which would involve a liability, or a potential liability exceeding:

(i)	$5,000,000 (or its equivalent in other currencies) in relation to the Borrower or the Group taken as a whole; or
(ii)	$500,000 (or its equivalent in other currencies) in relation to any Group Member (other than the Borrower).
19.18	Pension exposure

No Guarantor is, or may be, liable to contribute funds to any form of pension scheme or similar arrangement (other than a scheme or arrangement which is mandatory by law, or where the benefits conferred by it on its members are calculated solely by reference to a payment or payments made by the relevant member or by any other person in respect of that member).

19.19	No Event of Default
(a)

No Event of Default is continuing or might reasonably be expected to result from the making of a Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any other Group Member or to which any Obligor’s (or any other Group Member’s) assets are subject which might reasonably be expected to have a Material Adverse Effect.

19.20	No proceedings
(a)

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor or any other Group Member.

(b)

No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental, arbitral or other regulatory body or agency which is reasonably likely to have a Material Adverse Effect has (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been made against any Obligor or any other Group Member.

19.21	No breach of laws
(a)

To the best of any Obligor’s knowledge and belief (having made due and careful enquiry) no Obligor or other Group Member has breached any law or regulation which breach might reasonably be expected to have a Material Adverse Effect.

(b)

No labour dispute is current or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry) threatened against any Obligor or other Group Member which might reasonably be expected to have a Material Adverse Effect.

19.22	Environmental matters
(a)

To the best of any Obligor’s knowledge and belief (having made due and careful enquiry) no Environmental Law applicable to any Fleet Vessel and/or any Obligor or other Group Member has been violated in a manner or to an extent which might reasonably be expected to have, a Material Adverse Effect.

(b)	All consents, licences, Authorisations and approvals required or recommended under such Environmental Laws have been obtained and are currently in force.
(c)

No Environmental Claim has been made or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), is pending against any Group Member or any Fleet Vessel where that claim might reasonably be expected to have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

19.23	Anti-corruption law

Each Obligor and each Group Member has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.24	Security and Financial Indebtedness
(a)	No Security Interest or Quasi-Security exists over all or any of the present or future assets of any Obligor, in breach of this Agreement.
(b)	No Guarantor has any Financial Indebtedness outstanding in breach of or other than as permitted by this Agreement.
19.25	Shares
(a)	The shares of each Guarantor are fully paid and not subject to any option to purchase or similar rights and are not bearer shares.

(b)	The Constitutional Documents of each Guarantor do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.
(c)

There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of each Guarantor (including any option or right of pre-emption or conversion).

19.26	Ownership of Obligors
(a)	The Coustas Family (and/or any funds controlled by the Coustas Family) ultimately beneficially own at least 15 per cent and one share of the issued voting share capital of the Borrower.
(b)

The Coustas Family have the power to cast at a general meeting of the Borrower at least 15 per cent and one share of the maximum number of votes of the issued voting share capital that might be cast at a general meeting of the Borrower.

(c)	Dr John Coustas is both the Chief Executive Officer of the Borrower and a director of the Borrower.
(d)	No one or more persons (who are not members of the Coustas Family) acting in concert controls the Borrower.
(e)

Dr John Coustas and Danaos Investment Limited own 80% of the capital stock and/or voting rights in the Manager of each Ship (other than the Manager of mv’s YM Maturity and YM Mandate as at the date of this Agreement) and/or control such Manager.

(f)	Each Guarantor is a wholly owned direct Subsidiary of, and is controlled by, the Borrower.
19.27	No Change of Control

There has not been a Change of Control.

19.28	Accounting Reference Date

The Financial Year-end of each Obligor and each Group Member is the Accounting Reference Date.

19.29	Copies of documents

The copies of those Transaction Documents which are not Finance Documents and the Constitutional Documents of the Obligors delivered to the Lender under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to those Transaction Documents which would affect the transactions or arrangements contemplated by them or modify, waive or release the obligations of any party under them.

19.30	No breach of any Charter Document
(a)

No Obligor nor (so far as the Obligors are aware) any other person is in material breach of any Charter Document to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform its obligations under it.

(b)

For the purposes of paragraph (a) (but without limitation), any breach of any Charter Document relating to non-payment of charterhire, reduction of charterhire, frequency of charterhire payment, the termination rights of a Charterer, cancellation of an Assignable Charter, assignment and/or transfer of any rights and/or obligations under an Assignable

Charter or a change in the identity of a Charterer or Charter Guarantor shall be regarded as a material breach.

19.31	No immunity

No Obligor nor any of its assets is immune to any legal action or proceeding.

19.32	Ship status

Each Ship is:

(a)	on the date of this Agreement permanently registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)	on the date of this Agreement operationally seaworthy and in every way fit for service;
(c)	on the date of this Agreement classed with the relevant Classification free of any overdue requirements and recommendations of the relevant Classification Society; and
(d)	on the first day of its Mortgage Period insured in the manner required by the Finance Documents.
19.33	Ship’s employment

Each Ship shall, on the first day of the relevant Mortgage Period:

(a)	if it is then subject to a Charter, have been delivered, and accepted for service, under such Charter;
(b)	be free of any other charter commitment which, if entered into after that date, would require approval under the Finance Documents; and
(c)

not be subject to any agreement or arrangement whereby the Earnings of that Ship may be shared with any other person (except for any profit sharing arrangements on an arm’s length basis and referring to an index or similar benchmark).

19.34	Address commission

There are no rebates, commissions or other payments in connection with any Charter other than those referred to in it.

19.35	No Money Laundering

In relation to the borrowing by the Borrower of any Loan or any part of it, the performance and discharge of the Obligors’ obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by this Agreement and the Finance Documents, the Obligors are acting for their own account and the foregoing will not involve or lead to a contravention of any applicable law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat money laundering.

19.36	Sanctions
(a)

None of the Obligors nor any other Group Member nor any Manager which is affiliated with the Group (including for that purpose Danaos Shipping Company Limited as Manager) is a Prohibited Person or is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and none of such persons owns or controls a Prohibited Person.

(b)	Each Obligor, each other Group Member and any Manager which is affiliated with the Group (including for that purpose Danaos Shipping Company Limited as Manager) is in compliance with all Sanctions.
19.37	Good title to assets

Each Obligor has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.38	Status of Charter Documents

Subject to any applicable Legal Reservations, the Charter Documents constitute legal, valid, binding and enforceable obligations of the Obligors in accordance with their respective terms.

19.39	Times when representations are made
(a)	All of the representations and warranties set out in this clause 19 (other than Ship Representations) are deemed to be made on the date of:
(i)	this Agreement;
(ii)	the first Utilisation Request; and
(iii)	the first Utilisation;
(b)	The Repeating Representations are deemed to be made or repeated on the dates of each subsequent Utilisation Request, each subsequent Utilisation and the first day of each Interest Period.
(c)	All of the Ship Representations in respect of a Ship are deemed to be made on the first day of the Mortgage Period for the relevant Ship.
(d)

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made and repeated by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made or repeated.

20	Information undertakings
20.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 20 will be complied with throughout the Facility Period.

20.2	Definitions

In this clause 20:

Annual Financial Statements means each of the audited consolidated financial statements for a Financial Year of the Borrower (and its Subsidiaries) delivered pursuant to paragraph (a) of clause 20.3 (Financial statements).

Quarterly Financial Statements means each of the unaudited consolidated financial statements for a Financial Quarter of the Borrower (and its Subsidiaries) delivered pursuant to paragraph (c) of clause 20.3 (Financial statements).

20.3	Financial statements

The Obligors shall supply to the Lender:

(a)

the audited consolidated financial statements of the Borrower (and its Subsidiaries) on a consolidated basis for each Financial Year as soon as the same become available, but in any event within 180 days after the end of each Financial Year;  and

(b)

the unaudited consolidated financial statements of the Borrower (and its Subsidiaries) for each Financial Quarter (including on a year to date basis) as soon as the same become available, but in any event within 60 days after the end of each such Financial Quarter.

20.4	Provision and contents of Compliance Certificate
(a)	The Obligors shall supply to the Lender with each set of Annual Financial Statements and Quarterly Financial Statements of the Borrower, a Compliance Certificate;
(b)

Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 21 (Financial covenants) and (subject to paragraph (c) below) have attached thereto valuations of the Mortgaged Ships (dated as at the end of the financial period to which such Compliance Certificate relates) demonstrating their Market Values and made in accordance with and on the basis of clause 26 (Minimum security value).

(c)

The Borrower may elect that any Compliance Certificate delivered in respect of a Financial Quarter ending in March or September of a Financial Year, is accompanied by the same valuations of the Mortgaged Ships attached to the immediately preceding Compliance Certificate delivered to the Lender and in that case the Market Values of the Mortgaged Ships shall be determined by reference to such older valuations (unless the Lender notifies the Borrower at any time (whether before or after such Compliance Certificate is issued), that it does not accept such election of the Borrower.

(d)	Each Compliance Certificate shall be signed by the chief financial officer or the chief operating officer of the Borrower or, in his absence, by two directors of the Borrower.
20.5	Requirements as to financial statements
(a)

The Obligors shall procure that each set of Annual Financial Statements and Quarterly Financial Statements delivered pursuant to clause 20.3 (Financial statements) includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of Annual Financial Statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to clause 20.3 (Financial statements) shall:
(i)	be prepared in accordance with the Accounting Principles;
(ii)

give a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly present (in other cases), and must be certified by an officer of the relevant Obligor as fairly presenting, its financial condition and operations, as at the date as at which those financial statements were drawn up; and

(iii)	in the case of Annual Financial Statements, not be the subject of any material qualification in the Auditors’ opinion.
(c)

The Obligors shall procure that each set of financial statements delivered pursuant to clause 20.3 (Financial statements) shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Borrower notifies the Lender that there has been a change in the Accounting Principles or the accounting practices and the Auditors deliver to the Lender:

(i)

a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether clause 21 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(d)

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.6	Year-end

The Obligors shall procure that each Financial Year-end of each Obligor and each Group Member falls on the Accounting Reference Date.

20.7	Information: miscellaneous

The Obligors shall supply to the Lender:

(a)

save to the extent publicly available, at the same time as they are dispatched, copies of all documents dispatched by the Borrower to any class of its shareholders generally or dispatched by the Borrower or any Obligors to any class of its creditors generally;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, might have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding $5,000,000 (or its equivalent in other currencies);

(c)	promptly on request by the Lender, a budget and cash flow projections for the Group in respect of such Financial Year, in form and substance acceptable to the Lender;
(d)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental, arbitral or other regulatory body or agency which is made against any Group Member and which is reasonably likely to have a Material Adverse Effect;

(e)	promptly, such information as the Lender may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and
(f)

promptly on reasonable request from the Lender, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as the Lender may reasonably request (including, but not limited to, fleet employment lists, information about the Group’s newbuilding program and related obligations, financing offers and agreements in respect of such newbuildings etc.).

20.8	Notification of Event of Default
(a)

The Obligors shall notify the Lender of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of the directors or senior officers of the Borrower certifying that no

Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

20.9	“Know your customer” checks

If:

(a)

the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement or the application of the policies and procedures of the Lender;

(b)

any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(c)	a proposed assignment and/or transfer by the Lender of any of its rights and/or obligations under this Agreement,

obliges the Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender, in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.10	Money Laundering

The Borrower will:

(a)

provide the Lender with information, certificates and any documents required by the Lender to ensure compliance with any law official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in the provisions of the directive (2015/849/EC) of the European Parliament and of the Council throughout the Facility Period; and

(b)

notify the Lender as soon as it becomes aware of any matters evidencing that a breach of any law official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in the provisions of the directive (2015/849/EC) of the European Parliament and of the Council) may or is about to occur or that the person(s) who have or will receive the commercial benefit of this Agreement have changed from the date hereof.

21	Financial covenants
21.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 21 will be complied with throughout the Facility Period.

21.2	Financial definitions

In this clause 21:

Accounting Principles means US GAAP or, if chosen to be adopted by the Borrower, International Financial Reporting Standards (IFRS Standards) applicable from time to time.

Borrowings means, at any time, the aggregate face value of the outstanding principal or capital amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of Group Members for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	any Finance Lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);
(f)

any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a Group Member which liability would fall within one of the other paragraphs of this definition;

(g)

any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before all amounts outstanding under the Finance Documents are discharged in full or are otherwise classified as borrowings under the Accounting Principles;

(h)	any amount of any liability under an advance or deferred purchase agreement if:
(i)	one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question; or
(ii)	the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;
(i)

any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

and, for the avoidance of doubt: (i) Borrowings shall not include any obligation or marked to market fair value recorded in the Financial Statements in respect of derivative financial instruments and (ii) the amount of principal or interest (or equivalent of principal or interest) constituting any such Borrowings shall be calculated by reference to the actual amount actually and legally owing and outstanding by Group Members at the time of determination, irrespective of any other method of calculation or treatment of such amounts under the Accounting Principles.

Cash and Cash Equivalents means, at any time, “Cash and Cash Equivalents” as shown in the Financial Statements, in each case if and to the extent Group Members are alone beneficially entitled to them at that time and provided they are not subject to any Security Interest (other than any Security Interest permitted under clause 29.2 (General negative pledge)) and the ability to deal in any of them or ability to apply the proceeds towards repayment of Financial Indebtedness is not subject to the prior discharge of any other Financial Indebtedness.

Consolidated Debt means, at any time, the aggregate of all obligations of any Group Member for or in respect of Borrowings at that time as reflected in the Financial Statements, but excluding any such obligations owing by a Group Member to another Group Member.

Consolidated EBITDA means, in respect of any Measurement Period, the Net Income:

(a)

before taking into account interest income and interest expense, gains or losses under any derivative financial instruments (whether realised or unrealised), tax, depreciation, amortisation and any other non cash or extraordinary item, asset impairments, amortisation of finance costs, capital gains or losses realised from the sale of any Relevant Vessel, Finance Charges and capital losses on Relevant Vessel cancellations each as reflected in the Financial Statements for the Measurement Period; and

(b)	before taking into account Non-Recurring Items (subject to the limitation set out in that definition) as reflected in the Financial Statements for the Measurement Period.

Consolidated Net Leverage means, in respect of any Measurement Period, the ratio of Consolidated Debt (less Cash and Cash Equivalents) to Consolidated EBITDA in respect of that Measurement Period.

Finance Charges means, for any Measurement Period, the aggregate amount of the accrued interest (excluding any accrued or capitalised PIK interest), commission, exit fees, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings whether paid, payable or capitalised by any Group Member as included in the Financial Statements (calculated on a consolidated basis) in respect of that Measurement Period:

(a)	including any upfront fees or costs which are included as part of the effective interest rate adjustments (including in respect of permitted interest rate caps);
(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;
(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any Group Member under any interest rate hedging arrangement; and
(d)	taking no account of any unrealised gains or losses on any derivative financial instruments,

so that no amount shall be added (or deducted) more than once.

Finance Leases means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

Financial Quarter has the meaning given to it in clause 1.1 (Definitions and interpretation).

Financial Statements has the meaning given to it in clause 1.1 (Definitions and interpretation).

Interest Cover means, for any Measurement Period, the ratio of Consolidated EBITDA to Net Interest Expense.

Liquidity means the aggregate of all Cash and Cash Equivalents at any time.

Measurement Period means each period of twelve months ending on the last day of each Financial Quarter.

Net Income means:

(a)	in relation to any Financial Year, the net income of the Group appearing in the Financial Statements for that Financial Year; and
(b)	in relation to any Financial Quarter, the net income of the Group appearing in the Financial Statements for that Financial Quarter.

Net Interest Expense in respect of a Measurement Period is equal to consolidated:

(a)	interest expense (excluding capitalised interest and PIK interest), less;
(b)	interest income, less;
(c)	realised gains on interest rate swaps, plus;
(d)	realised losses on interest rate swaps,

each as reflected in the Financial Statements for the Measurement Period. For the avoidance of doubt, Net Interest Expense excludes unrealised gains/losses on derivative financial instruments.

Non-Recurring Items means, in respect of a Measurement Period, any exceptional, one off, non-recurring or extraordinary items up to a maximum of 5 per cent of Consolidated EBITDA (excluding Non-Recurring Items), each as reflected in the Financial Statements for that Measurement Period.

21.3	Financial condition

Each Obligor who is a Party shall ensure that throughout the Facility Period:

(a)	Liquidity: at all times during each Measurement Period ending on each Quarter Date, Liquidity shall not at any time be less than $30,000,000; and
(b)	Consolidated net leverage ratio: at all times during each Measurement Period ending on each Quarter Date, Consolidated Net Leverage shall be lower than 6.50:1.00; and
(c)	Interest Cover: at all times during each Measurement Period ending on each Quarter Date, Interest Cover shall be higher than 2.50:1.00.
21.4	Financial testing

The financial covenants set out in clause 21.3 (Financial condition) shall be calculated in accordance with the Accounting Principles on a consolidated basis and tested by reference to each of the Financial Statements and/or each Compliance Certificate delivered pursuant to clause 20.4 (Provision and contents of Compliance Certificate ).

22	General undertakings
22.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 22 will be complied with by and in respect of each Obligor throughout the Facility Period.

22.2	Use of proceeds

The proceeds of any Utilisation shall be used exclusively for the purposes specified in clause 3 (Purpose).

22.3	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	upon the Lender’s request, supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents;
(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and
(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
22.4	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject, if failure to comply has, or is reasonably likely to have, a Material Adverse Effect.

22.5	Anti-corruption law
(a)

No Obligor shall (and shall ensure that no other Group Member will) directly or indirectly use the proceeds of the Facility for any purpose which would or might breach applicable anti-corruption laws including but not limited to, the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and shall ensure that each other Group Member will):
(i)	conduct its businesses in compliance with applicable anti-corruption laws; and
(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.
22.6	Tax compliance
(a)	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;
(ii)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under clause 20.3 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have, a Material Adverse Effect.
22.7	Change of business or Constitutional Documents or domicile
(a)

Except as approved in writing, no change will be made to the general nature of the business of the Borrower or any of the other Obligors or the Group taken as a whole from that carried on at the date of this Agreement, or to the corporate and/or legal structure of the Group from that existing on the date of this Agreement.

(b)

Except as approved in writing, no change will be made to the Constitutional Documents of any Obligor which will affect such Obligor’s ability to perform its obligations under the Finance Documents or will affect the validity or enforceability of or the effectiveness or ranking of any Transaction Security granted by such Obligor pursuant to any of the Finance Documents or the rights or remedies or the Lender under any Finance Documents to which such Obligor is a party.

(c)	Except as approved in writing, no change will be made to the domicile of any Obligor.

22.8	Merger

Except as approved:

(a)

no Obligor shall enter into any amalgamation, demerger, merger, consolidation redomiciliation, legal migration or corporate reconstruction (other than the solvent liquidation of any Group Member which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Members) Provided however that the Borrower may enter into a merger if:

(i)	it is the surviving entity;
(ii)

no Event of Default is continuing at the time or would occur as a result of such merger (and no breach of clause 21 (Financial covenants) exists prior to or would occur immediately after such merger if the financial covenants set out in such clause were tested at such times); and

(iii)	such merger does not result in a Change of Control.
22.9	Pension exposure

The Borrower shall ensure that no Guarantor is, or any time becomes, liable to contribute funds to any form of pension scheme or similar arrangement (other than as required by law and other than a scheme or arrangement where the benefits conferred by it on its members are calculated solely by reference to a payment or payments made by the relevant member or by any other person in respect of that member).

22.10	Further assurance
(a)

Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(i)

to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by, the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(ii)

to confer on the Lender Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or
(iv)	to facilitate the accession by a New Lender to any Security Document following an assignment or transfer in accordance with clause 31.1 (Assignments or transfers by the Lender).
(b)

Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest (or the priority of any Security Interest) conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

22.11	Negative pledge in respect of Charged Property and Obligor’s shares
(a)	Except as approved and for Permitted Maritime Liens and Transaction Security, no Obligor will grant or allow to exist any Security Interest over:
(i)	any Charged Property; or
(ii)	the shares in any Guarantor or any rights deriving from, or related to, such shares.
(b)

Each Obligor will procure that all of the shares, partnership interest or units or limited liability company interest of or in all of the Obligors will be in registered form (and not in bearer form) at all times.

22.12	Environmental matters
(a)

The Obligors will notify the Lender in writing as soon as reasonably practicable of any Environmental Claim being made against any Group Member or any Fleet Vessel which, if successful to any extent, might reasonably be expected to have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(b)

The Obligors will procure that no Environmental Laws (and any consents, licences, permits or approvals obtained under them) applicable to Fleet Vessels will be violated in a way which might have a Material Adverse Effect.

22.13	Obligors’ own account

Each Obligor will ensure that any borrowing by it and/or the performance of its obligations hereunder and under the other Finance Documents to which it is a party will be for its own account and will not involve any breach by it of any law, or regulatory measure relating to money laundering (as defined in the provisions of the directive (2015/849/EC) of the European Parliament and of the Council) or any equivalent law or regulatory measure in any other jurisdiction.

22.14	Inspection

Each Obligor who is a Party undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under any of the Finance Documents, upon the request of the Lender following the occurrence of an Event of Default which is continuing, it shall provide the Lender or any of their representatives, professional advisors and contractors with access to, and permit inspection of, books and records of any Group Member, in each case at reasonable times and upon reasonable notice.

22.15	Pari Passu

Each Obligor will ensure that (a) its obligations under the Finance Documents shall, without prejudice to the Security Interests intended to be created by the Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract and (b) any Financial Indebtedness of any Obligor to any other Group Member or any of its shareholders or other Affiliates shall be in all respects subordinated in ranking and priority of payment to all amounts owing to the Lender under the Finance Documents.

22.16	Sanctions
(a)

Each Obligor shall comply, and shall procure that each other Group Member and each Manager which is affiliated with the Group (including for that purpose Danaos Shipping Company Limited as Manager) shall comply, in all respects with all Sanctions.

(b)

No proceeds of a Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

23	Dealings with Ship
23.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 23 will be complied with in relation to each Ship throughout the Facility Period.

23.2	Ship’s name and registration
(a)

The Ship’s name shall only be changed after prior notice to the Lender and the relevant Owner shall promptly take all necessary steps to update all applicable insurance, classification and registration documents with such change of name.

(b)

The Ship shall be permanently registered in the name of the relevant Owner with the relevant Registry under the laws of its Flag State.  Except with approval, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State), provided that no such approval shall be required for the registration of the Ship under the flag of another Approved Flag State as long as replacement Security Interests are granted in respect of the Ship (which are, in the opinion of the Lender, equivalent to those in place prior to registration) in favour of the Lender (at the cost of the Borrower) immediately following the registration of the Ship under the flag of that other Approved Flag State. If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Lender shall be notified of such renewal at least 30 days before that date.

(c)

Nothing will be done and no action will be omitted (including by any Group Member) if that might result in such registration being cancelled, forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

23.3	Sale or other disposal of Ship

Except if on completion of the sale of the Ship the Borrower is or will be in compliance with its obligations under clause 7.5 (Sale or Total Loss) in respect of such sale, and provided always that no Default is continuing at the time, the relevant Owner will not sell, transfer, abandon or otherwise dispose of the relevant Ship or any share or interest in it (or agree to do so) without prior approval.

23.4	Manager

A manager of the Ship shall not be appointed unless that manager is approved (other than (a) Danaos Shipping Company Limited of 3, Christaki Kompou Street, Peter's House, 3011 Limassol, Cyprus who is hereby approved in respect of all the Ships and (b) Yang Ming Marine Transport Corp. of Taiwan who is hereby approved in respect of each of mv YM Maturity and mv YM Mandate and for as long as it is subject to its Charter), and unless the terms of its appointment are approved and it has delivered a duly executed Manager’s Undertaking to the Lender. There shall be no change to the terms of appointment of a manager whose appointment has been approved unless, such change is also approved.

23.5	Copy of Mortgage on board

A properly certified copy of the relevant Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Lender.

23.6	Notice of Mortgage

A framed printed notice of the Ship’s Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:

“NOTICE OF MORTGAGE

This Ship is subject to a first mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.

23.7	Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Lender’s request, immediately execute such form of transfer of title to the Ship as the Lender may require.

23.8	Chartering
(a)	Except with approval, the relevant Owner shall not enter into any charter commitment for the relevant Ship (other than the Ship’s Charter) which is:
(i)	a bareboat or demise charter or passes possession and operational control of the Ship to another person;
(ii)

on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type and period; or

(iii)	to another Group Member.
(b)	Further, without prejudice to the rights of the Lender under the provisions of paragraph (a) above or any other Finance Documents, the relevant Owner shall:
(i)	advise the Lender promptly of any proposed Assignable Charter in respect of the Ship (other than the Ship’s Charter);
(ii)	deliver a certified copy of the relevant Charter Documents to the Lender forthwith after their execution;
(iii)	forthwith after the Lender’s request, procure that the relevant Owner:
(A)

executes a Charter Assignment in respect of the relevant Charter Documents in favour of the Lender (and/or if the Assignable Charter is a bareboat charter, a tripartite agreement with the relevant Charterer and the Lender in agreed form);

(B)	executes a notice of assignment of such Charter Documents in the form provided in the relevant Charter Assignment (or, if applicable, such tripartite agreement); and
(C)	ensures that such notice of assignment is served on the relevant Charterer and/or Charter Guarantor and will use reasonable endeavours to ensure that the relevant Charterer signs an acknowledgement of such notice (in such form as the Lender may reasonably require);

(iv)

deliver to the Lender such documents and evidence of the type referred to in Part 2 of Schedule 3 (Conditions precedent), in relation to such Charter Documents, the relevant Charter Assignment, the relevant notice of assignment and its acknowledgment (including, but without limitations, legal opinions regarding the valid execution and binding effect thereof) as the Lender may require; and

(v)	pay on the Lender’s demand all legal and other costs and expenses incurred by any the Lender in connection with or in relation to any such assignment, notice of assignment and acknowledgement thereof.
23.9	Merchant use

The relevant Owner shall use the Ship only as a civil merchant trading ship (unless by mandatory operation of law it is used for any other purpose following its requisition by the government of its Flag State and only for the duration of such requisition, but subject always to the other provisions of this Agreement and the Finance Documents).

23.10	Lay up

Except with approval, the Ship shall not be laid up or deactivated.

23.11	Sharing of Earnings

Except with approval, the relevant Owner shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else except for profit sharing arrangements on an arm’s length basis and referring to an index or similar benchmark.

23.12	Payment of Earnings

The relevant Owner’s Earnings from the Ship shall be paid in the way required by the Ship’s General Assignment or Deed of Covenant. If any such Earnings are held by brokers or other agents, they shall be duly accounted for and paid to the Lender, if it requires this after the Earnings have become payable to it under the Ship’s General Assignment or Deed of Covenant.

23.13	Anti-drug abuse

The relevant Owner shall take all necessary and proper precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Ship in any jurisdiction in or to which the Ship shall be employed or located or trade or which may otherwise be applicable to the Ship and/or the relevant Owner and, if the Lender shall so require, procure that the relevant Owner  enters into a “Carrier Initiative Agreement” with the United States Customs Service and procure that such agreement (or any similar agreement hereafter introduced by any government entity of the United States of America) is maintained in full force and effect and performed by the relevant Owner.

24	Condition and operation of Ship
24.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 24 will be complied with in relation to each Ship throughout the Facility Period.

24.2	Defined terms

In this clause 24.2 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates, vessel response plans or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code (including, without limitation, the document of compliance and safety management certificate relating to the Ship under ISM Code and the International Ship Security Certificate relating to the Ship under the ISPS Code).

24.3	Repair

The Ship shall be kept in a good, safe and efficient state of repair consistent with first-class ship ownership and management practice. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not materially reduced.

24.4	Modification

Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

24.5	Removal of parts

Except with approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest except under the Security Documents).

24.6	Third party owned equipment

Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

24.7	Maintenance of class; compliance with laws and codes and Inventory of Hazardous Material
(a)

The Ship’s class shall be the relevant Classification with the relevant Classification Society and it shall be maintained free of all overdue recommendations, requirements and conditions affecting class or adverse notation and neither the Classification nor the Classification Society of such Ship shall be changed without approval. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody (including but not limited to the Inventory of Hazardous Material or any other applicable equivalent document required by applicable law).

(b)	Promptly upon the issuance of the Inventory of Hazardous Material in respect of the Ship, the relevant Owner shall provide to the Lender a copy of the same.

24.8	Surveys

The Ship shall be submitted to periodical surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Lender if it so requests.

24.9	Inspection and notice of dry-docking

Not more than once per calendar year (unless a Default is continuing), the Lender and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship (at the cost of the Owner and at the risk of the Owner) at all reasonable times (so as not to interfere with the normal trading schedule the Ship) to inspect it and given all proper facilities needed for that purpose. The Lender shall be given reasonable advance notice of any intended dry-docking of the Ship (whatever the purpose of that dry-docking).

24.10	Prevention of arrest
(a)

All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances or any part thereof, or lead to any of the same being arrested, attached or levied upon pursuant to legal process or purported legal process, shall be promptly paid and discharged when due or, if later, 30 days from the date they are incurred unless the relevant Owner is disputing in good faith whether it is contractually obliged to make the payment in question.

(b)	The Owner shall promptly discharge or settle all taxes, dues and other amounts charged and all other outgoings whatsoever in respect of the Ship, her Earnings or her Insurances.
24.11	Release from arrest

The Ship, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge.

24.12	Information about the Ship

The Lender shall promptly be given any information which it may reasonably require about the Ship, its Earnings and Insurances, or its employment, position and engagements, use or operation (including any expenses incurred or paid or likely to be incurred or paid in connection with the operation, maintenance or repair of the Ship), including details of towages and salvages and reports on fuel oil consumption data as per Marpol Annex VI, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.

24.13	Notification of certain events

The Lender shall promptly be notified by the Obligors in writing of:

(a)	any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount for the Ship;
(b)	any occurrence which may result in the Ship becoming a Total Loss;
(c)	any requisition of the Ship for hire;
(d)	any Environmental Incident involving the Ship and any Environmental Claim being made in relation to such an incident;
(e)	any withdrawal of any applicable operating certificate in respect of the Ship;

(f)	the issue of any applicable operating certificate required under any applicable code in respect of the Ship;
(g)	the receipt of notification that any application for such a certificate has been refused in respect of the Ship;
(h)

any requirement, condition or recommendation made in relation to the Ship by any insurer or the Ship’s Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended;

(i)	any arrest or detention of the Ship or any exercise of a lien or other claim on the Ship or its Earnings or Insurances or any part thereof; and
(j)	any intention to change the Ship’s Classification Society, or receipt of notification that the Ship’s Classification Society might be changed.
24.14	Payment of outgoings

All taxes, tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.

24.15	Evidence of payments

The Lender shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:

(a)	the wages and allotments and the insurance and pension contributions of the Ship’s crew (including the Ship’s master) are being promptly and regularly paid;
(b)	all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and
(c)	the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.
24.16	Repairers’ liens

Except with approval, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for such Ship unless that person gives the Lender a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work or it is demonstrated to the Lender’s reasonable satisfaction that the funds will be available to meet the full cost of that work, whether from insurers or otherwise (including sufficient reserves in the Earnings Account).

24.17	Survey report

At intervals of 12 months or, after the occurrence of a Default as soon as reasonably practicable after the Lender requests it, the Lender shall be given a report on the seaworthiness and/or safe operation (including, without limitation with regard to crew training and safety procedures and cargo handling operations) of the Ship, from approved surveyors or inspectors. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report and evidence of such compliance shall be provided to the Lender upon request.

24.18	Lawful use

The Ship shall not be employed:

(a)	in any way or in any manner, business or activity which is unlawful under international law or the domestic laws of any relevant country;
(b)	in carrying illicit or prohibited goods;
(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated, penalised or made the subject of sanctions ; or
(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods,

and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen.

24.19	War zones

The Ship shall not enter, trade or continue to trade in or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurers except if any requirements of the Ship’s insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) are complied with.

24.20	Sustainable and socially responsible dismantling of Ships and Inventory of Hazardous Materials
(a)

Each Ship and each other Relevant Vessel will, when it is to be scrapped or when sold to an intermediary with the intention of being scrapped, be recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner in accordance with the provisions of The Hong Kong International Convention for the safe and Environmentally Sound Recycling of Ships 2009 (whether or not it is in force) and/or, if applicable, the EU Ship Recycling Regulation.

(b)	An Inventory of Hazardous Materials shall be maintained in relation to each Ship and each Relevant Vessel at all times.
24.21	Poseidon principles
(a)

The Borrower shall, upon the request of the Lender and at the cost of the Borrower, on or before 31 July in each calendar year, supply or procure the supply to the Lender of all information necessary relating to the Ships which is required for the Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance relating to the Ships. The Lender shall not publicly disclose such information with the identity of any Ship without the prior written consent of the Borrower. Such information shall be “Confidential Information” for the purposes of clause 40 (Confidential Information) but the Obligors acknowledge that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the Lender’s portfolio climate alignment.

(b)	For the purposes of this clause 24.21 the following words shall have the following meanings:

Annex VI means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

Poseidon Principles means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced (to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organisation) from time to time.

Statement of Compliance means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

25	Insurance
25.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 25 shall be complied with in relation to each Ship and its Insurances throughout the Facility Period.

25.2	Insurance terms

In this clause 25:

excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in paragraph (a) of clause 25.3 (Coverage required).

minimum hull cover means, in relation to a Mortgaged Ship, an amount equal at the relevant time to 120% of such proportion of the Available Facility at such time as is equal to the proportion which the Market Value of such Mortgaged Ship bears to the Market Value of all of the Mortgaged Ships at that time.

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

25.3	Coverage required

The Ship (including its hull and machinery, hull interest, disbursements and increased value) shall at all times be insured:

(a)

against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks (including crew liability risks), terrorism risks and piracy and confiscation risks to the extent not covered by the hull and machinery policy) on an agreed value basis, for at least its minimum hull cover and no less than its Market Value;

(b)

against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for the maximum amount available in the relevant market, being on the date of this Agreement $1,000,000,000);

(c)

against such other risks and matters which the Lender notifies it that it considers reasonable for a prudent shipowner or operator to insure against in the ordinary course of business at the time of that notice; and

(d)	on terms which comply with the other provisions of this clause 25.
25.4	Placing of cover

The insurance coverage required by clause 25.3 (Coverage required) shall be:

(a)

in the name of the relevant Owner and the relevant Manager and (in the case of the Ship’s hull cover) no other person (other than the Lender) as loss payee in accordance with the relevant Loss Payable Clause (unless such other person is approved and, if so required by the Lender, has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Lender in an approved form and provided such supporting documents and opinions in relation to that assignment as the Lender requires);

(b)

if the Lender so requests, in the joint names of the relevant Owner and the relevant Manager and the Lender if required by the Lender (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Lender for premiums or calls);

(c)	in dollars or another approved currency;
(d)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations;
(e)	in full force and effect; and
(f)	on approved terms and with approved insurers or associations.
25.5	Deductibles

The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed an approved amount.

25.6	Mortgagee’s insurance

The Obligors shall promptly reimburse to the Lender the cost (as conclusively certified by the  Lender) of taking out and keeping in force in respect of the Ship and the other Ships on approved terms, or in considering or making claims under:

(a)

a mortgagee’s interest insurance and a mortgagee’s additional perils (pollution) cover for the benefit of the Lender for an aggregate amount up to one hundred and twenty per cent (120%) of the Available Facility at such time; and

(b)

any other insurance cover which the Lender reasonably requires in respect of its interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents) and, shall provide any information required by the Lender in connection with the placing of such insurance including, but not limited to, the name of the Ship, its IMO number and information concerning the Loans.

25.7	Fleet liens, set off and cancellations

If the Ship’s hull cover also insures other vessels, the Lender shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships) or any premiums due for other insurances; or
(b)	cancel that cover because of non-payment of premiums in respect of such other vessels or any premiums due for other insurances,

or the relevant Owner shall ensure that hull cover for the Ship and any other Mortgaged Ships is provided under a separate policy from any other vessels.

25.8	Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Lender shall be provided with all relevant receipts or other evidence of payment upon request.

25.9	Details of proposed renewal of Insurances

At least 14 days before any of the Ship’s Insurances are due to expire, the Lender shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

25.10	Instructions for renewal

At least 7 days before any of the Ship’s Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

25.11	Confirmation of renewal

The Ship’s Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 25 and confirmation of such renewal given by approved brokers or insurers to the Lender at least seven days (or such shorter period as may be approved) before such expiry.

25.12	P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

25.13	Insurance documents

The Lender shall be provided with pro forma copies of all insurance policies and other documentation (including without limitation all slips, cover notes, policies, certificates of entry or other instruments) issued by brokers, insurers and associations in connection with the Ship’s Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents (including without limitation all slips, cover notes, policies, certificates of entry or other instruments) relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Lender or some other approved person.

25.14	Letters of undertaking

Unless otherwise approved where the Lender is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Lender shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

25.15	Insurance Notices and Loss Payable Clauses

The interest of the Lender as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the relevant Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Lender if it is itself an assured).

25.16	Insurance correspondence

If so required by the Lender, the Lender shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available.

25.17	Qualifications and exclusions

All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s Insurances shall only be subject to approved exclusions or qualifications.

25.18	Independent report

If the Lender asks the Borrower for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Ship’s Insurances and compliance with this clause 25, then the Lender shall be provided promptly by the Borrower with such a report at no cost to the Lender or (if the Lender obtains such a report itself, which it is entitled to do the Borrower shall reimburse the Lender for the cost of obtaining that report.

The cost of each such report will be borne by the Borrower only once in each calendar year, provided no Event of Default has occurred (but without taking into account the independent report under clause 4 (Conditions of Utilisation) and Schedule 3 (Conditions precedent), the cost of which shall always be borne by the Borrower).

25.19	Collection of claims

All documents, evidence and other information and all assistance required by the Lender to assist it in trying to collect or recover any moneys and/or claims under the Ship’s Insurances shall be provided promptly.

25.20	Employment of Ship

The Ship shall only be employed or operated in conformity with the terms of the Ship’s Insurances (including any express or implied warranties) and not in any other way (unless the insurers have, if required pursuant to the terms of the relevant Insurances, consented and any additional requirements (including, without limitation, as to extra premia) of the insurers have been satisfied).

25.21	Declarations and returns

If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

25.22	Application of recoveries

All sums paid under the Ship’s Insurances to anyone other than the Lender shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

25.23	Settlement of claims

Any claim under the Ship’s Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

25.24	Change in insurance requirements

If the Lender gives notice to the Borrower to change the terms and requirements of this clause 25 (which the Lender may only do, in such manner as it considers appropriate, as a result of changes of circumstances or practice after the date of this Agreement), this clause 25 shall be modified in the manner so notified by the Lender on the date 14 days after such notice from the Lender is received.

26	Minimum security value
26.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 26 will be complied with throughout the Facility Period.

26.2	Valuation of assets

For the purpose of the Finance Documents, the Market Value at any time of any Ship or the value of any other asset over which additional security is provided under this clause 26 will be its value as most recently determined in accordance with this clause 26.

26.3	Valuation frequency

Valuation of each Ship and each such other asset in accordance with this clause 26, may be reasonably required by the Lender at any time (but in any event not less frequently than twice per calendar year at the times referred to in clause 20.4 (Provision and contents of Compliance Certificate) and without taking into account valuations obtained pursuant to clause 4.2 (Ship and security conditions precedent), clause 7.5 (Sale or Total Loss) and Schedule 3 (Conditions precedent)).

26.4	Expenses of valuation

The Borrower shall bear, and reimburse to the Lender where incurred by the Lender, all costs and expenses of providing any and all such valuations at any time, provided that, in the absence of an Event of Default that has occurred and is continuing, the Borrower shall bear the cost of the valuations of each Ship obtained under this clause 26 only twice per calendar year (but without taking into account valuations under, or for the purposes of, clause 4 (Conditions of Utilisation) and Schedule 3 (Conditions precedent) or clause 7.5 (Sale or Total Loss), the cost of which shall always be borne by the Borrower).

26.5	Valuations procedure

The Market Value of any Ship (or any other vessel provided as additional security) shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 26. Additional security provided under this clause 26 (other than a vessel) shall be valued in such a way, on such a basis and by such persons (including the Lender itself) as may be approved, or as may be agreed in writing by the Borrower and the Lender. Provided however that if the additional security is in the form of a dollar cash deposit with an approved bank and otherwise in accordance with clause 26.13 (Security shortfall), it is free from any Security Interest and pledged in favour of the Lender, full credit shall be given for such cash on a dollar for dollar basis.

26.6	Currency of valuation

Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Lender’s spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

26.7	Basis of valuation

Each valuation will be addressed to the Lender, it will be not more than 30 days old (except if a valuation is delivered pursuant to clause 20.4 (Provision and contents of Compliance Certificate) together with a Compliance Certificate in which case it must be dated as at the end of the financial period to which such Compliance Certificate relates) and made:

(a)	without physical inspection (unless required by the Lender);
(b)

on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller (and after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale); and

(c)

without taking into account the benefit or burden of any charter commitment (save where required for the purposes of calculating the Charter Attached Vessel Value of any Ship under the provisions of this Agreement).

26.8	Information required for valuation

The Borrower shall promptly provide to the Lender and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

26.9	Approval of valuers

All valuers must have been approved. The Lender may from time to time notify the Borrower of approval of one or more independent ship brokers or other persons as valuers for the purposes of this clause 26. The Lender shall respond promptly to any request by the Borrower for approval of a broker nominated by the Borrower. The Lender may at any time by notice to the Borrower withdraw any previous approval of a valuer for the purposes of future valuations if such valuer is no longer on the Lender’s approved panel of valuers. That valuer may not then be appointed to provide valuations unless it is once more approved.  If the Lender has not approved at least three brokers as valuers at a time when a valuation is required under this clause 26, the Lender shall (following consultation with the Borrower) promptly notify the Borrower of the names of at least three valuers which are approved. On the date of this Agreement, the following valuers are approved: Braemar ACM Valuations Ltd., Howe Robinson & Co Ltd, Simpson Spence Young Ltd, Fearnleys A/S, Maritime Strategies International Ltd, Golden Destiny S.A., Arrow Shipbroking Group Limited and Clarksons Valuations Limited Securities.

26.10	Appointment of valuers

When a valuation is required for the purposes of this clause 26, the Borrower shall promptly appoint approved valuers to provide such a valuation. If the Borrower fails to do so promptly, the Lender may appoint approved valuers to provide that valuation.

26.11	Number of valuers
(a)	Each valuation may be carried out by two (2) approved valuers nominated by the Borrower. If the Borrower fails promptly to nominate a valuer then the Lender may nominate such valuer.
(b)

If the two valuations of a Ship made by two approved valuers vary by more than 10 per cent, then the Market Value of that Ship shall be determined by reference to those two valuations and a third valuation provided by a third approved valuer nominated and appointed by the Borrower to provide a valuation of such Ship. If the Borrower fails promptly to nominate a valuer then the Lender may nominate such valuer.

26.12	Differences in valuations; common valuations
(a)	If an approved valuer provides a range of values for a Ship, the Market Value of such Ship for the purposes of the valuation shall be the mean average of the values comprising such range.
(b)	If valuations of a Ship provided by different approved valuers differ, the Market Value of the relevant Ship for the purposes of the Finance Documents will be the mean average of those valuations.
26.13	Security shortfall
(a)

If at any time the Security Value is less than the Minimum Value, the Lender may by notice to the Borrower require that such deficiency be remedied. The Borrower shall then within 15 days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrower may:

(i)	provide additional security over other assets approved by the Lender in accordance with this clause 26; and/or
(ii)

cancel part of the Available Facility under clause 7.3 (Voluntary cancellation) and/or prepay under clause 7.4 (Voluntary prepayment) all or part of one or more Loans as necessary to ensure that the outstanding Loans do not exceed the Available Facility (as so reduced) (but, in each case, on five Business Days’ notice instead of the period required by  each such clause).

(b)	Any prepayment pursuant to clause 26.13(a)(ii) shall be made without any requirement as to any minimum amount required by clause 7.4 (Voluntary prepayment).

26.14	Creation of additional security

The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)

that additional security, its value and the method of its valuation have been approved (and providing to the Lender, for that purpose, pledged or charged and blocked cash deposits in dollars is hereby approved by the Lender;

(b)	a Security Interest over that security has been constituted in favour of the Lender in an approved form and manner;
(c)	this Agreement has been unconditionally amended in such manner as the Lender requires in consequence of that additional security being provided; and
(d)

the Lender, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

26.15	Release of additional security

If (i) the Borrower shall previously have provided further security to the Lender pursuant to clause 26.13 (Security shortfall), and (ii) at any time thereafter when no Event of Default is continuing,  the Security Value shall exceed the Minimum Value for at least six consecutive calendar months and this has been certified by 2 consecutive Compliance Certificates delivered to the Lender during such period pursuant to clause 20.4 (Provision and contents of Certificate of Compliance) (with accompanying valuations, where applicable), then the Lender shall, as soon as reasonably practicable after notice from the Borrower to do so and subject to being indemnified to their satisfaction against the cost of doing so, procure the release of any such further security specified by the Borrower,  provided that the Lender is satisfied that:

(a)	immediately following such release, the Security Value will equal or exceed the Minimum Value; and
(b)	no Event of Default is continuing at the time of such release or would occur as a result of such release.
27	Chartering undertakings
27.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 27 will be complied with in relation to each Mortgaged Ship which is subject to an Assignable Charter and its Charter Documents throughout the relevant Mortgaged Ship’s Mortgage Period.

27.2	Variations
(a)	The Charter Documents shall not be materially varied, amended or supplemented.
(b)

For the purposes of paragraph (a) above and this clause 27.2, material variation, amendment or supplement shall mean any variation, amendment or supplement relating to non-payment of charterhire, reduction of charterhire, frequency of charterhire payment, the termination rights of a Charterer, withdrawal rights of an Owner, reduction in the fixed term of an Assignable Charter, the termination of any extension option of an Assignable Charter, cancellation of an Assignable Charter, assignment and/or transfer of any rights and/or obligations under the Assignable Charter, a change in the identity of the Charterer or Charter Guarantor, the scope or extent of any Charter Guarantee or the reduction of the liabilities or indemnities undertaken thereunder by any Charter Guarantor, or a change in the governing law of an Assignable Charter or Charter Guarantee. The Lender shall be provided by the relevant Owner with a copy of any such variation, amendment or supplement which requires approval by the Lender not less than five Business Days prior to its execution.

27.3	Releases and waivers

Except with approval, there shall be no release by the relevant Owner of any obligation of any other person under the relevant Charter Documents (including by way of novation, assignment or transfer), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach, if this would be materially prejudicial to the interests of the Lender (but always subject to the restrictions of the other provisions of this clause 27 and the other provisions of this Agreement and the other Finance Documents).

27.4	Termination by the relevant Owner

Except with approval, the relevant Owner shall not terminate or rescind any relevant Charter Document or withdraw the relevant Ship from service under the relevant Assignable Charter or take any similar action.

27.5	Charter performance

The relevant Owner shall perform its obligations under the relevant Charter Documents for the Ship and use its reasonable endeavours to ensure that each other party to them performs their obligations under the relevant Charter Documents.

27.6	Notice of assignment

The relevant Owner shall give notice of assignment of the relevant Charter Documents to the other parties to such documents in the form specified by the Charter Assignment and/or the relevant Deed of Covenant or General Assignment or Tripartite Agreement for that Ship and shall use its reasonable endeavours to ensure that the Lender receives a copy of that notice acknowledged by each addressee in the form specified therein as soon as possible and in any event within 30 days of the date of the Ship’s Mortgage.

27.7	Payment of Charter Earnings

All Earnings which the relevant Owner is entitled to receive under the relevant Charter Documents for the Ship shall be paid into the Earnings Account or, following an Event of Default, in the manner required by the Finance Documents.

28	Bank accounts
28.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 28 will be complied with throughout the Facility Period.

28.2	Earnings Accounts
(a)

Each Owner or the Owners jointly or the Borrower individually shall be the holder(s) of one or more Accounts, whether one or more per Mortgaged Ship or one or more for all Ships, with an Account Bank which is designated as an “Earnings Account” for the purposes of the Finance Documents. On the date of this Agreement there is only one Earnings Account for all Ships in the name of the Borrower as Account Holder.

(b)

The Earnings of the Mortgaged Ships and all moneys payable to the relevant Owners under the Mortgaged Ships’ Insurances shall be paid by the persons from whom they are due to an Earnings Account unless required to be paid to the Lender under the relevant Finance Documents.

(c)	The relevant Account Holder(s) shall not withdraw amounts standing to the credit of an Earnings Account except as permitted by paragraph (d) below.
(d)

If there is no Event of Default which is continuing, amounts standing to the credit of the Earnings Accounts shall be at the free disposal of the relevant Account Holder(s) and the relevant Account Holder(s) may withdraw moneys from an Earnings Account for any purpose whatsoever which is not prohibited by the terms of this Agreement and the Finance Documents.

28.3	Other provisions
(a)	An Account may only be designated for the purposes described in this clause 28 if:
(i)

such designation is made in writing by the Lender and acknowledged by the Borrower and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(ii)	an Account Security has been duly executed and delivered by the relevant Account Holder(s) in favour of the Lender;
(iii)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and
(iv)

the Lender, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.

(b)	The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and an Account Bank.
(c)

If an Account is a fixed term deposit account, the relevant Account Holder(s) may select the terms of deposits until the relevant Account Security has become enforceable and the Lender directs otherwise.

(d)

The relevant Account Holder(s) shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 28 or waive any of its rights in relation to an Account except with approval.

(e)

The relevant Account Holder(s) shall notify the Lender of any claim or notice relating to an Account from any other party and provide the Lender with any other information it may reasonably request concerning any Account.

(f)

The Lender agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not exercise (in its capacity as Account Bank) any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the Lender.

29	Business restrictions
29.1	Undertaking to comply

Except as otherwise approved, each Obligor who is a Party undertakes that this clause 29 will be complied with by and in respect of each person to which each relevant provision of this clause is expressed to apply throughout the Facility Period.

29.2	General negative pledge
(a)	In this clause 29.2, Quasi-Security means an arrangement or transaction described in paragraph (c) below.
(b)	No Guarantor shall create or permit to subsist any Security Interest over any of its assets, except:
(i)	in favour of the Lender under the Finance Documents; or
(ii)	as otherwise approved by the Lender.
(c)	(Without prejudice to clauses 29.3 (Financial Indebtedness) and 29.7 (Disposals)), no Guarantor shall:
(i)

sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to, or re-acquired by, an Obligor or any other Group Member (other than pursuant to disposals permitted under clause 29.7 (Disposals));

(ii)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (b) and (c) above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:
(i)	those granted or expressed to be granted by any of the Security Documents; and
(ii)	in relation to a Ship, Permitted Security Interests for that Ship.
29.3	Financial Indebtedness

No Guarantor shall incur or permit to exist, any Financial Indebtedness owed by it to anyone else, except:

(a)	the Existing Indebtedness and then only until the first Utilisation;
(b)	Financial Indebtedness incurred under the Finance Documents;
(c)

Financial Indebtedness owing to other Group Members or Affiliates of an Obligor or any of its Affiliates, which is unsecured and fully subordinated at all times to any indebtedness owing to the Lender under the Finance Documents from time to time and is otherwise on approved terms (including, for the avoidance of doubt, restrictions on payment of principal or interest);

(d)	trade credit granted to it by its suppliers on normal commercial terms in the ordinary course of its trading activities;
(e)	Financial Indebtedness permitted under clause 29.4 (Guarantees); and
(f)	Financial Indebtedness permitted under clause 29.5 (Loans and credit).
29.4	Guarantees

No Guarantor shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else, except:

(a)	guarantees by any other person of such Guarantor’s own trade indebtedness to trade creditors given in the ordinary course of its business;
(b)	any guarantees issued by or in favour of any protection and indemnity or war risks association in the ordinary course of such Guarantor’s business; and
(c)	guarantees which are Financial Indebtedness permitted under clause 29.3 (Financial Indebtedness).
29.5	Loans and credit

No Guarantor shall be a creditor in respect of Financial Indebtedness other than in respect of:

(a)	loans or credit to another Obligor permitted under clause 29.3 (Financial Indebtedness); and
(b)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities.
29.6	Bank accounts, operating leases and other financial transactions

No Guarantor shall:

(a)

maintain any current or deposit account with a bank or financial institution except for the Accounts and the deposit of money, operation of current accounts and the conduct of electronic banking operations through the Accounts;

(b)	hold cash in any account (other than the Accounts); or
(c)	enter into any obligations under operating leases relating to assets other than in the ordinary course of business.
29.7	Disposals

No Guarantor shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any asset except for any of the following disposals (so long as they are not prohibited by any other provision of the Finance Documents):

(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;
(b)

disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the relevant Guarantor, in each case for cash on normal commercial terms and on an arm’s length basis;

(c)	disposals permitted by clauses 29.2 (General negative pledge), 29.3 (Financial Indebtedness) or 23.3 (Sale or other disposal of a Ship);

(d)	dealings with its own trade creditors with respect to book debts in the ordinary course of trading; and
(e)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.
29.8	Contracts and arrangements with Affiliates

No Obligor shall be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis.

29.9	Subsidiaries

No Guarantor shall establish or acquire a company or other entity.

29.10	Acquisitions and investments

No Guarantor shall acquire any person, business, assets or liabilities or make any investment in any person or business or undertaking or enter into any joint-venture arrangement, except:

(a)	capital expenditure or investments related to maintenance of a Ship in the ordinary course of its business;
(b)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels) for the purpose of investing in, upgrading or maintaining the Ships;
(c)	the incurrence of liabilities in the ordinary course of its business;
(d)	any loan or credit not otherwise prohibited under this Agreement; or
(e)	pursuant to any Finance Documents or any Charter Documents to which it is party.
29.11	Reduction of capital

No Guarantor shall redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

29.12	Increase in capital

No Guarantor shall issue shares or other equity interests to any person who is not its shareholder as at the date of this Agreement.

29.13	Distributions and other payments

No Obligor shall:

(a)

declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital, partnership interest or units or limited liability company interest (or any class of the same) or any warrants for the time being in issue;

(b)	repay or distribute any dividend or share premium reserve;
(c)	redeem, repurchase, defease, retire or repay any of its share capital, partnership interest or units or limited liability company interest or resolve to do so; or

(d)

make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder or member loan, loan stock or similar instrument, except if:

(i)	no Event of Default has occurred and is continuing at the time of the declaration or payment of any such dividend, distribution or other payment;
(ii)	no Event of Default would result from the declaration or payment of the same;
(iii)	the Security Value is no less than the Minimum Value at the time of the declaration or payment of any such dividend, distribution or other payment; and
(iv)	the Lender is satisfied that immediately following such declaration or payment, the Security Value will continue to exceed the Minimum Value.
29.14	Charter-in

No Obligor shall charter in any vessel or enter into any other transaction or contract for such purpose.

30	Events of Default

Each of the events or circumstances set out in this clause 30 (except clause 30.26 (Acceleration)) is an Event of Default. For the purposes of this clause 30, Dormant Subsidiaries who are not Obligors shall not be treated as Group Members.

30.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by an administrative or technical error or by a Disruption Event; and
(b)	payment is made within three (3) Business Days of its due date.
30.2	Financial covenants

The Obligors do not comply with clause 21 (Financial covenants).

30.3	Value of security

The Obligors do not comply with clause 26 (Minimum security value).

30.4	Insurance
(a)

The Insurances of a Ship are not placed and kept in force in the manner required by clause 25.3 (Coverage required) (including as a result of cancellation by an Owner of its Ship’s Insurances as required by clause 25 (Insurance)).

(b)	Any insurer either:
(i)	cancels any such Insurances and such Insurances are not renewed or replaced before such cancellation takes or is to take place; or
(ii)	disclaims liability under them or asserts that its liability under them is or should be reduced by reason of any mis-statement or failure or default by any person (unless the same is being contested in good faith by an Obligor and the insurer accepts liability in full for the relevant claim within a period of 15 days from the date of any such disclaimer or assertion).

30.5	Other obligations
(a)

An Obligor, a Manager or a Charterer does not comply with any provision of the Finance Documents, other than those referred to in clauses 30.1 (Non-payment), 30.2 (Financial covenants), 30.3 (Value of security), 30.4 (Insurance) or in any other provision of this clause 30;

(b)

No Event of Default under paragraph (a) above will occur if the Lender considers that the failure to comply is capable of remedy and the failure is remedied within 10 Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower or any other Obligor, a Manager or a Charterer (as applicable) becoming aware of the failure to comply.

30.6	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor, a Manager or a Charterer in the Finance Documents or any other document delivered by or on behalf of any Obligor, a Manager a Charterer under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

30.7	Cross default
(a)	Any Financial Indebtedness of any Group Member is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any Group Member is cancelled or suspended by a creditor of any Group Member as a result of an event of default (however described).
(d)	The counterparty to a Treasury Transaction entered into by any Group Member becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).
(e)

Any creditor of any Group Member becomes entitled to declare any Financial Indebtedness of that Group Member due and payable prior to its specified maturity as a result of an event of default (however described).

(f)

No Event of Default will occur under paragraphs (a) to (e) above if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (e) above is less than $5,000,000 (or its equivalent in any other currency or currencies).

30.8	Insolvency
(a)	An Obligor:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness unless such negotiations have concluded successfully within two months from the date of their commencement.

(b)

A moratorium is imposed by law or declared in respect of any indebtedness of any Obligor.  If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

30.9	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;
(iii)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets (including the directors of any Obligor requesting a person to appoint any such officer in relation to it or any of its assets), or any analogous procedure or step is taken in any jurisdiction.

(b)

Paragraph (a) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious or being contested in good faith and is discharged, stayed or dismissed within 30 days of commencement or, if earlier, the date on which it is advertised.

30.10	Creditors’ process
(a)

Any expropriation, attachment, sequestration, distress, execution, enforcement of any Security Interest (subject to clause 30.18 (Arrest of Ship)) or any other analogous process or enforcement action (including enforcement by a landlord) in any jurisdiction affects any asset or assets of any Obligor having an aggregate value in excess of $5,000,000 (or its equivalent in other currencies) unless such process is frivolous or vexatious or being contested in good faith and, in either case, is discharged within 14 days.

(b)

Any judgment or order (or one or more judgements or orders) for an aggregate amount in excess of $5,000,000 (or its equivalent in other currencies) is made against any Obligor and is not stayed or complied with within 14 days.

30.11	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security ceases to be effective.
(b)	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable.
(c)	Any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.
(d)

Any Finance Document or any Transaction Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective for any reason.

(e)

Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

30.12	Cessation of business
(a)

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business other than following the sale or Total Loss of a Relevant Vessel owned by it in accordance with the terms of this Agreement.

(b)

Except as otherwise expressly permitted under the Finance Documents, any merger, consolidation, spin-off or sale in respect of all or substantially all of the assets of the Borrower or the Group, whether in a single transaction or a series of related transactions, occurs.

(c)

Any Obligor substantially changes the nature of its business in a manner that deviates from the ownership, operation and management of maritime shipping assets (other than as a result of the sale or Total Loss of a Relevant Vessel owned by it in accordance with the terms of this Agreement).

30.13	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of their respective assets.

30.14	Repudiation and rescission of Finance Documents

Any party to any Finance Document (other than the Lender) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

30.15	Litigation

Either:

(a)	any litigation, alternative dispute resolution, arbitration or administrative governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened; or
(b)	any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental, arbitral or other regulatory body or agency is made,

in relation to any Transaction Document or the transactions contemplated in the Transaction Documents or against any Obligor or any of its assets, rights or revenues which has or might reasonably be expected to have a Material Adverse Effect.

30.16	Material Adverse Effect

Any event or circumstance (including any Environmental Incident or any change of law) occurs which the Lender reasonably believes has, or is reasonably likely to have, a Material Adverse Effect.

30.17	Security enforceable

Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

30.18	Arrest of Ship

Any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Owner (any such event, a relevant event) and the relevant Owner fails to procure the release/repossession of such Ship within a period of 15 days thereafter (or such longer period as may be approved) (unless such relevant event is in the reasonable opinion of the Lender also an insured event clearly constituting a Total Loss claim under the Ship’s insurances, in which case such 15 day period shall be extended to the Total Loss Reduction Date provided such relevant event constitutes such Total Loss or the date on which the Lender determines that such relevant event is not (or is no longer) an insured event clearly giving grounds for such a Total Loss claim and notifies the relevant Obligors accordingly).

30.19	Ship registration

Except with approval, the registration of any Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of this Agreement, such Ship is not permanently registered under such laws within 20 days of such date.

30.20	Political risk
(a)	Either:
(i)	the Flag State of any Ship becomes involved in war (whether declared or not) or civil war or there is a seizure of power in the Flag State by unconstitutional means; or
(ii)	any Relevant Jurisdiction of an Obligor becomes involved in war (whether declared or not) or civil war or there is a seizure of power in such Relevant Jurisdiction by unconstitutional means.
(b)

No Event of Default under paragraph (a)(i) above will occur if the Borrower or the relevant Owner, within 15 Business Days of the relevant occurrence of the war (whether declared or not), civil war or seizure of power, changes the Flag State of the relevant Ship(s) to that of any other jurisdiction approved by the Lender (provided no such approval shall be required if the jurisdiction is another Approved Flag State) and grants in favour of the Lender such Security Interests (including a mortgage over the relevant Ship) as the Lender may request in documents in an approved form (including an agreement supplemental to this Agreement) and provided and delivered to the Lender in respect of such Security Interests any documents and evidence of the nature described in Schedule 3 (Conditions precedent) as required by the Lender, in each case at the cost and expense of the Borrower.

30.21	Sanctions
(a)

Any of the Obligors or any other Group Member or any Manager which is affiliated with the Group (including for that purpose Danaos Shipping Company Limited as Manager) becomes a Prohibited Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Prohibited Person or any of such persons becomes the owner or controller of a Prohibited Person.

(b)

Any proceeds of a Loan are made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(c)	Any Obligor or other Group Member or any Manager which is affiliated with the Group (including for that purpose Danaos Shipping Company Limited as Manager) is not in compliance with all Sanctions.

30.22	Charters
(a)

Except with approval, a Key Charter of a Ship (each an Affected Ship) is repudiated, cancelled, rescinded or otherwise terminated or (except as a result of the relevant Ship being a Total Loss) frustrated and/or any such Ship is withdrawn from service thereunder (each an Affected Charter), in each case before the time that such Key Charter was scheduled to expire.

(b)

No Event of Default under paragraph (a) above will occur in relation to an Affected Charter of a Category A Ship if and for as long as there is only one such Affected Charter of a Category A Ship and, as soon as possible and in any event within 90 days after the relevant event that would otherwise cause an Event of Default, the Security Value is equal to or higher than the Minimum Value.

(c)

Where there are two or more Affected Charters of Category A Ships, no Event of Default under paragraph (a) above will occur in relation to such Affected Charters if, as soon as possible and in any event within 90 days after the relevant rescission, repudiation, cancellation, frustration, termination or withdrawal in respect of the second such Affected Charter to occur (the Latest Remedy Date), the following conditions under paragraph (1) or, alternatively, paragraph (2) or, alternatively, paragraph (3) below have been met in respect of all such Affected Ships (and by no later than 7 Business Days before the Latest Remedy Date, the Borrower shall irrevocably notify the Lender in writing of its election of which of the three such alternatives it will comply with and such election as so notified will be conclusive and binding on the Borrower):

(1)       Alternative 1:

(i)

By no later than the Latest Remedy Date the relevant Owner of each Affected Ship has entered into another charter commitment (a Replacement Charter) in respect of the relevant Affected Ship with an approved charterer which provides for:

(A)

terms (including as to tenor and charter hire) which are in the opinion of the Lender not less favourable to the relevant Owner, the Group and the Lender than those of such original Affected Charter as at the time of its rescission, repudiation, cancellation, frustration, termination or withdrawal; or

(B)

economic value for the Affected Ship and the Group which is no worse than that of the Affected Charter by reference to such Ship’s Charter Attached Vessel Value, and is otherwise on terms, in form and substance satisfactory to the Lender; and

(ii)

such Affected Ship has been delivered under such Replacement Charter and the relevant Owner has granted in favour of the Lender (and at the Borrower’s cost and expense) replacement Security Interests in respect of such Replacement Charter in the same manner as for the relevant Affected Charter and under documents in an approved form and has provided and delivered to the Lender in respect of that charter commitment and Security Interest any documents and evidence of the nature described in Schedule 3 (Conditions precedent) as required by the Lender.

(2)Alternative 2:

(i)

After the date of this Agreement and before the Latest Remedy Date, the Owners have entered into new Assignable Charters or other new charter commitments for the Mortgaged Ships (including all the Affected Ships at the time) (together the New Charters) which have an aggregate Net Charter Income receivable during periods until the Final Reduction Date (calculated on a monthly basis throughout such periods) that is equal to or greater than the aggregate Net Charter Income of all Affected Charters for their respective Affected Periods (calculated also on a monthly basis throughout their respective Affected Periods) but has been lost to the Group as a result of them becoming Affected Charters (such condition referred to as the Net Charter Income Test) Provided that if the Owners cannot meet the Net Charter Income Test solely with New Charters of Mortgaged Ships, the Obligors will be obliged to include in the above calculation all available Net Charter Income under charter commitments of Fleet Vessels which are not Mortgaged Ships at that time and which are not subject to any Security Interest in favour of other lenders or creditors of the Group, until the Obligors satisfy the Net Charter Income Test (and in any event all such charter commitments of Fleet Vessels which are not Mortgaged Ships and which are taken into account in such calculation will also be deemed to be New Charters); and

(ii)

all such Mortgaged Ships (including the Affected Ships) and, if applicable, other Fleet Vessels have been delivered under such New Charters and the relevant Owners or other Group Members have granted in favour of the Lender (and at the Borrower’s cost and expense) first ranking Security Interests in respect of such New Charters in the same manner as for the relevant Affected Charters and under documents in an approved form and have provided and delivered to the Lender in respect of such New Charters and Security Interests any documents and evidence of the nature described in Schedule 3 (Conditions precedent) as required by the Lender, it being further agreed that the Obligors will be deemed to have satisfied the Net Charter Income Test if, by the Latest Remedy Date, (xx) the Obligors have included in the relevant calculation all Net Charter Income under New Charters of Mortgaged Ships and other Fleet Vessels available to them and have complied with the conditions of paragraph (ii) above in respect of the same, even if they have failed to satisfy the Net Charter Income Test for the entire Affected Periods of all Affected Charters, and (yy) the Obligors have satisfied the Net Charter Income Test for a charter period which is a minimum period of 12 consecutive months for each Affected Charter after the Latest Remedy Date (such shorter period for each Affected Charter, the Actual Replacement Period) Provided however that in such case:

(aa)

it will be an Event of Default if at the end of the latest Actual Replacement Period for all Affected Charters (the New Test Date) such Net Charter Income Test is not then met for the entire Affected Periods of all Affected Charters (and the same remains unremedied for a period of more than 90 days from the New Test Date);

(bb)

the Obligors will be under a continuing obligation to meet the conditions of paragraphs (i) and (ii) above in respect of additional New Charters and available Net Charter Income in order to and until they meet the Net Charter Income Test referred to in paragraph (aa) above); and

(cc)

the Net Charter Income of any Key Charters of Category A Ships that become Affected Charters after the Latest Remedy Date will also be taken into account as Net Charter Income lost to the Group, in all calculations in respect of the Net Charter Income Test made on or after the Latest Remedy Date.

(3)Alternative 3:

By no later than the Latest Remedy Date in respect of two or more Affected Charters, the Borrower has permanently cancelled pursuant to clause 7.3 (Voluntary cancellation), a part of the Commitment (and consequently the Available Facility) which is equal to the higher of:

(i)	such amount as ensured that immediately after such cancellation, the Security Value was no less than the Minimum Value; and

(ii)

such amount as ensured that immediately after such cancellation, the ratio (expressed as a percentage) of (A) the Security Value to (B) the Available Facility, is not lower than the same ratio (expressed as a percentage) immediately prior to such cancellation, and the Borrower has prepaid such part of the Loans as was necessary to ensure that the outstanding Loans after such date do not exceed the Commitment or the Available Facility (each as so reduced).

For the purposes of calculating the Security Value under this clause 30.22in relation to two or more Affected Ships in respect of which “Alternative 3” above applies (and their related Affected Charters), their Market Value (determined by the Lender on or before the relevant Latest Remedy Date in respect of such Affected Ships and their related Affected Charters), shall be as follows:

(i)

their Market Value immediately before such cancellation, shall be deemed to be their Charter Attached Value by reference to the Affected Charters of such Affected Ships as if the same had not become Affected Charters; and

(ii)

their Market Value immediately after such cancellation, shall be their Charter Free Value except where any such Affected Ship is at that time subject to another Valuation Charter, in which case its Market Value will be its Charter Attached Vessel Value by reference to such other Valuation Charter.

The minimum amounts of cancellation and notice periods referred to in clause 7.3 (Voluntary cancellation) do not apply to any cancellation made by the Borrower under this paragraph (3).

For the avoidance of doubt, if the Obligors have, on or after the Latest Remedy Date in respect of two or more Affected Charters, timely complied with the conditions of any of “Alternative 1”, “Alternative 2” or “Alternative 3” above (but in the case of application of “Alternative 2” having met the Net Charter Income Test for the entire Affected Periods of all Affected Charters at the times and in the manner referred to therein), then with effect from the date of such timely compliance the Event of Default under paragraph (a) above will be capable of application again in respect of any other Affected Charters or Affected Ships.

In this clause 30.22, Affected Period means, at any relevant time and in relation to an Affected Charter, the period (ending not later than the Final Reduction Date) during which Net Charter Income could have been receivable under such Affected Charter for its remaining unexpired firm tenor at the relevant time, if it expired at the time it was scheduled to expire (without any off hire periods or other events entitling the charterer to not pay or otherwise to withhold charter hire or freight) and the same had not become an Affected Charter.

(d)	No Event of Default under paragraph (a) above will occur in relation to an Affected Charter of a Category B Ship, if:
(i)

the conditions described in paragraph (c)(1) above are satisfied for such Key Charter of such Category B Ship (and for that purpose paragraph (c)(1) above shall apply mutatis mutandis to this paragraph (d)(i)); or

(ii)	as soon as possible and in any event within 90 days after the relevant event that would otherwise cause an Event of Default, the Security Value is equal to or higher than the Minimum Value.

30.23	Breach for Ministerial Decision

Except with approval, if the Hellenic Republic is the Flag State of a Mortgaged Ship, the relevant Owner commits any breach of or varies or cancels the Ministerial Decision (as defined in the relevant Mortgage) with respect to that Mortgaged Ship.

30.24	Manager

Danaos Shipping Company Limited of the Republic of Cyprus ceases to be the Manager of any Ship (other than mv’s YM Maturity and YM Mandate and only for as long as the same have Yang Ming Maritime Transport Corp. of Taiwan as their Manager and for as long as they are subject to their Charter), except as permitted by the provisions of clause 23.4 (Manager) or is otherwise approved.

30.25	De-listing

The common shares of the Borrower cease to be listed on an Approved Exchange.

30.26	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may:

(a)	by notice to the Borrower:
(i)	declare that no withdrawals be made from any Account; and/or
(ii)	cancel the Commitment and the Available Facility at which time they shall immediately be cancelled; and/or
(iii)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iv)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Lender; and/or
(b)	exercise or direct the Lender and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9 - Changes to Parties

31	Changes to the Lender
31.1	Assignments or transfers by the Lender

Subject to this clause 31, the Lender may assign or transfer any of its rights and/or obligations under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

31.2	Conditions of assignment or transfer
(a)	The consent of the Borrower is not required for any assignment or transfer by the Lender.
(b)	The Lender will consult with the Borrower for no more than ten (10) Business Days before any assignment unless the relevant assignment or transfer is:
(i)	to an Affiliate of the Lender or a fund which is a Related Fund of the Lender; or
(ii)	made at a time when an Event of Default has occurred and is continuing,

in which case no consultation shall be required.

(c)	The Lender will immediately advise the Borrower of the relevant assignment.
(d)	The Obligors shall not be responsible for any costs or expenses incurred by the Lender or the New Lender in connection with the documentation effecting any such assignment or transfer.
31.3	Other conditions of assignment or transfer
(a)	An assignment or transfer will only be effective:
(i)	if the Lender has given prior written notice of the proposed assignment or transfer to the Borrower and confirmed the identity of the New Lender in such written notice; and
(ii)

on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Lender is a party in its capacity as the Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements.

(b)	If:
(i)	the Lender assigns and/or transfers any of its rights and/or obligations under the Finance Documents or changes its Facility Office; and
(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 13 (Tax gross-up and indemnities) and/or clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under the relevant clause to the same extent as the Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred (unless the assignment, transfer or change is made by the Lender at the Borrower’s request or with the Borrower’s agreement to mitigate any circumstances giving rise to a Tax Payment or increased cost, or a right to be prepaid and/or cancelled by reason of illegality).

31.4	Security over Lender’s rights

In addition to the other rights provided to Lender under this clause 31, the Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)

any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or other Security Interest shall:

(i)

release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

32	Changes to the Obligors
32.1	Assignment or transfer

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10 - Administration

33	Payment mechanics
33.1	Payments to the Lender
(a)

On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in London) with such bank as the Lender specifies.
33.2	Partial payments
(a)

If the Lender receives a payment for application against amounts due under the Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment of any unpaid fee or commission, costs and expenses which may be owing to the Lender under the Finance Documents;
(ii)	secondly, in or towards payment to the Lender of any accrued interest which is due but unpaid under the Finance Documents;
(iii)	thirdly, in or towards payment to the Lender of any principal which is due but unpaid under the Finance Documents; and
(iv)	fourthly, in or towards payment to the Lender of any other sum due but unpaid under the Finance Documents.
(b)	The Lender may vary the order set out in paragraphs (i) to (iv) of clause 32.2(a)
(c)	Clause 32.2(a) above will override any appropriation made by an Obligor.
33.3	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.4	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
33.5	Payments on demand

For the purposes of clause 30.1 (Non-payment) and subject to the Lender's right to demand interest under clause 8.3, payments on demand shall be treated as paid when due if paid within four (4) Business Days of demand.

33.6	Currency of account
(a)	Subject to clauses 33.6(b) to 33.6(c), dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of all or part of a Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.
(c)

Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(d)

All moneys received or held by the Lender or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Lender against the full cost in relation to the sale.  Neither the Lender nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

33.7	Disruption to payment systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Payment Disruption Event has occurred:

(a)

the Lender may, and if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)

the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents; and

(d)

the Lender shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 33.7.

33.8	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

33.9	Lender’s tax affairs

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
33.10	Conflicts
(a)

The Borrower acknowledges that the Lender and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together the Lender Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facility or otherwise.

(b)

No member of the Lender Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with its performance of services for other persons. This shall not, however, affect any obligations that any member of the Lender Group has as Lender in respect of the Finance Documents. The Borrower also acknowledges that no member of the Lender Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

(c)	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.
34	Set-off

The Lender may set off any matured obligation due from an Obligor under the Finance Documents against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35	Notices
35.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, e-mail or letter.

35.2	Addresses

The address, email, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or the Lender for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor who is a Party, that identified with its name in Schedule 1 (The original parties);
(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party; and
(c)	in the case of the Lender, that identified with its name in Schedule 1 (The original parties),

or, in each case, any substitute address, email, fax number, or department or officer as an Obligor or the Lender may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days’ notice.

35.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 35.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this clause 35.3 will be deemed to have been made or delivered to each of the Obligors.
(d)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5:00pm in the place of receipt shall be deemed only to become effective on the following day.

35.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Lender shall notify the other Parties on changing its address or fax number.

35.5	Electronic communication
(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)

notify each other in writing (whether pursuant to clause 35.2 (Addresses) or otherwise)  of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.
(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p. m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 35.5.
(f)

The Obligors who are Parties and the Lender hereby agree that they may send information via email to another such Obligor or the Lender or one or more third parties involved in the provision of services (each a Recipient). Each Recipient hereby acknowledges that:

(i)

any unencrypted information may be transported over an open, publicly accessible network and may, in principle, be viewed by others, which may enable conclusions to be drawn about a banking relationship;

(ii)	such information can be changed and/or manipulated by a third party;
(iii)	the identity of the sender of any such email may be assumed or otherwise manipulated;
(iv)

the Lender does not assume any liability for any loss incurred as a result of manipulation of the email address or content of such an email or the information therein nor for any loss incurred by any Recipient due to interruptions and/or delays in transmission caused by technical problems; and

(v)

the Lender is entitled to assume that all the orders and instructions received from any Obligor or a third party designated by any Obligor are from an authorised individual, irrespective of the existing signatory rights in accordance with the commercial register or the specimen signature. Each Obligor who is a Party shall further procure that all third parties referred to herein agree with the use of emails and are aware of the above terms and conditions related to the use of email.

35.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Lender, accompanied by a certified English translation (at the Borrower’s cost) and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36	Calculations and certificates
36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

36.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention
(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:
(i)	on the basis of the actual number of days elapsed and a year of (360) days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and
(ii)	subject to paragraph (b) below, without rounding.
(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.
37	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

39	Amendments and waivers
39.1	Required consents
(a)	Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all other Obligors.
(b)	The Lender may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(c)

Each Obligor agrees to any such amendment or waiver permitted by this clause 39 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of the Guarantors or any of them.

39.2	Transition to a term-based rate
(a)

If there is extensive use of term-based rates in the loan markets, following the Borrower’s written request, the Borrower, the Guarantors and the Lender shall negotiate and enter into a supplemental agreement to this Agreement in order to replace the provisions relating to the Daily Non-Cumulative Compounded RFR Rate with a term SOFR based rate mechanism or other term-based rate provisions recommended by the LMA and prevailing in the loan markets at the time (and provided that the Lender has the technical ability for effecting such transition to a term-based rate mechanism). Such amendments will only be applied from the date on which the conditions in paragraph (b) below have been satisfied and throughout the rest of the Facility Period.

(b)

For the avoidance of doubt, no agreement between the Lender and the Borrower regarding a term-based rate shall be or become effective under this clause 39.2, without the prior written consent of the Lender and unless and until:

(i)

the Parties have executed such documents (including an agreement supplemental to this Agreement and an addendum to each Mortgage) documenting such agreement and any other documents requested by the Lender in its absolute discretion; and

(ii)

the Borrower has delivered to the Lender such documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the documents referred to in paragraph (i) above as requested by the Lender in its absolute discretion, in each case in a form and substance satisfactory to the Lender.

40	Confidential Information
40.1	Confidential Information

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 40.2 (Disclosure of Confidential Information) and clause 40.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of Confidential Information
(a)

The Lender may disclose to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information.

(b)

The Lender may disclose to any underwriter, insurance company, mutual insurance association or other insurer (or their officers, directors, employees, professional advisers, auditors or partners) or broker with or through whom the Lender has effected or proposes to effect any form of insurance for the benefit of the Lender in relation to its interests and/or potential liabilities in relation to the Transaction Security (including, but not limited to, any mortgagee interest insurance or mortgagee additional perils insurance) such Confidential Information as the Lender shall consider appropriate in relation to that insurance (including but not limited to the name of a Ship, its IMO number and the amount of the outstanding indebtedness in respect thereof).

(c)	The Lender and any of its Affiliates may disclose to any person:
(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as the Lender, and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by the Lender or any of its Affiliates or by a person to whom paragraphs (c)(i) or (c)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)

appointed by the Lender or any of its Affiliates or by a person to whom paragraph (c)(i) or (c)(ii) above applies to act as a verification agent in respect of any transaction referred to in paragraph (c)(ii) above;

(v)

appointed by the Lender or any of its Affiliates or by a person to whom paragraphs (c)(i) or (c)(ii) above applies in connection with the exercise, protection or enforcement of such person’s rights under the Finance Documents;

(vi)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (c)(i) or (c)(ii) above;
(vii)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(viii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(ix)	to whom or for whose benefit the Lender charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to clause 31.4 (Security over Lender’s rights);
(x)	who is a Party; or
(xi)	with the consent of the Borrower,

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)

in relation to paragraphs (c)(i), (c)(ii), (c)(iii) and (c)(iv) above, the person to whom the Confidential Information is to be given has entered into confidentiality undertaking substantially in a recommended form of the Loan Market Association from time to time or in any other form agreed between the

Borrower and the Lender (a Confidentiality Undertaking) (save that no Obligor countersignature or consent to execution of such Confidentiality Undertaking shall be required) except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph c(vi) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (c)(vii),(c)(viii) and (c)(ix) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances.

(d)

The Lender and any of its Affiliates may disclose to any person appointed by the Lender or by a person to whom paragraphs (c)(i) or (c)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (d) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the the Lender.

(e)

The Lender and any of its Affiliates may disclose to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information.

40.3	Disclosure to numbering service providers
(a)

The Lender may disclose to any national or international numbering service provider appointed by the Lender to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;
(ii)	country of domicile of Obligors;
(iii)	place of incorporation of Obligors;
(iv)	date of this Agreement;
(v)	clause 44 (Governing law);
(vi)	the name of the Lender;
(vii)	date of each amendment and restatement of this Agreement;
(viii)	amount of the Facility;

(ix)	amount of Commitment;
(x)	currency of the Facility;
(xi)	type of Facility;
(xii)	ranking of Facility;
(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and
(xiv)	such other information agreed between the Lender and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Lender shall notify the Borrower of:
(i)	the name of any numbering service provider appointed by the Lender in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
40.4	Entire agreement

This clause 40 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.5	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

40.6	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or the rules of any relevant stock exchange or pursuant to any applicable law or regulation pursuant to clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any such person during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 40.

40.7	Continuing obligations

The obligations in this clause 40 are continuing and, in particular, shall survive and remain binding on the Lender for a period of twelve months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which the Lender otherwise ceases to be a Party.
41	Confidentiality of Funding Rates
41.1	Confidentiality and disclosure
(a)	Each Obligor agrees to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraph (b) below.
(b)	Each Obligor may disclose any Funding Rate to:
(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the Lender.
41.2	Related obligations
(a)

Each Obligor acknowledges that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each Obligor undertakes not to use any Funding Rate for any unlawful purpose.

(b)	Each Obligor agrees (to the extent permitted by law and regulation) to inform the Lender:
(i)	of the circumstances of any disclosure made pursuant to clause 41.1(b)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 41.
41.3	No Event of Default

No Event of Default will occur under clause 30.5 (Other obligations) by reason only of an Obligor’s failure to comply with this clause 41.

42	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

43	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party (and any other Obligor who is a party to any other Finance Document to which this clause is expressed by the terms of that other Finance Document to apply) acknowledges and accepts that any liability of the Lender to an Obligor under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 11 - Governing Law and Enforcement

44	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

45	Enforcement
45.1	Jurisdiction of English courts
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

This clause 45.1 is for the benefit of the Lender only. As a result the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

45.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, any Obligor who is a Party:

(a)

irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
(c)

if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Lender.  Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The original parties

Part 1

Borrower

Name:	Danaos Corporation
Original Jurisdiction	Marshall Islands
Registration number (or equivalent, if any)	16381
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:*************** Attention:Legal Department

Part 2

Guarantors

Name:	Boxcarrier (No.5) Corp.
Original Jurisdiction	Liberia
Registration number (or equivalent, if any)	C-108723
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	80 Broad Street Monrovia Liberia
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Megacarrier (No.5) Corp.
Original Jurisdiction	Liberia
Registration number (or equivalent, if any)	C-110530
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	80 Broad Street Monrovia Liberia
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Oceanprize Navigation Limited
Original Jurisdiction	Cyprus
Registration number (or equivalent, if any)	HE 135751
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	Panteli Katelari,16 Diagoras House, 7th floor 1097 Nicosia, Cyprus
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Cellcontainer (No.7) Corp.
Original Jurisdiction	Liberia
Registration number (or equivalent, if any)	C-110808
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	80 Broad Street Monrovia Liberia
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Megacarrier (No.3) Corp.
Original Jurisdiction	Liberia
Registration number (or equivalent, if any)	C-110528
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	80 Broad Street Monrovia Liberia
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Boxcarrier (No.2) Corp.
Original Jurisdiction	Liberia
Registration number (or equivalent, if any)	C-108726
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	80 Broad Street Monrovia Liberia
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Oceanew Shipping Limited
Original Jurisdiction	Cyprus
Registration number (or equivalent, if any)	HE 127025
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	Panteli Katelari, 16 Diagoras House, 7th floor 1097 Nicosia, Cyprus
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Boxcarrier (No.4) Corp.
Original Jurisdiction	Liberia
Registration number (or equivalent, if any)	C-108729
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	80 Broad Street Monrovia Liberia
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Expresscarrier (No.2) Corp.
Original Jurisdiction	Liberia
Registration number (or equivalent, if any)	C-109643
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	80 Broad Street Monrovia Liberia
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Cellcontainer (No.8) Corp.
Original Jurisdiction	Liberia
Registration number (or equivalent, if any)	C-110809
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	80 Broad Street Monrovia Liberia
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Boxcarrier (No.3) Corp.
Original Jurisdiction	Liberia
Registration number (or equivalent, if any)	C-108728
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	80 Broad Street Monrovia Liberia
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Ramona Marine Company Limited
Original Jurisdiction	Cyprus
Registration number (or equivalent, if any)	HE 136611
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	Panteli Katelari, 16 Diagoras House, 7th floor 1097 Nicosia, Cyprus
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Expresscarrier (No.1) Corp.
Original Jurisdiction	Liberia
Registration number (or equivalent, if any)	C-109642
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	80 Broad Street Monrovia Liberia
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Karlita Shipping Company Limited
Original Jurisdiction	Cyprus
Registration number (or equivalent, if any)	HE 136599
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	Panteli Katelari, 16 Diagoras House, 7th floor 1097 Nicosia, Cyprus
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Megacarrier (No.4) Corp.
Original Jurisdiction	Liberia
Registration number (or equivalent, if any)	C-110529
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	80 Broad Street Monrovia Liberia
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Name:	Cellcontainer (No.6) Corp.
Original Jurisdiction	Liberia
Registration number (or equivalent, if any)	C-110807
English process agent	Law Debenture Corporate Services Limited 8th Floor 100 Bishopsgate London EC2N 4AG
Registered office	80 Broad Street Monrovia Liberia
Address for service of notices	DANAOS SHIPPING COMPANY LIMITED 14 Akti Kondyli Street 185 45 Piraeus Greece E-mail:***************

Part 3

The Lender

Name	Citibank, N.A., Jersey Branch
Facility Office, contact details for notices and account details for payments

Facility Office:

Citibank N.A., Jersey Branch,

P O Box 104, 38 Esplanade, Jersey, JE4 8QB

Notices and contact details

For any payments and payments-related purposes:

LOANS PROCESSING UNIT

Citibank Europe plc, Poland Branch

Prosta 36 Street

00-838 Warsaw, Poland

Magdalena Buszko       Tel: +48 (22) 148 1393

Justyna Jaworska         Tel: +48 (22) 148 1394

Juliusz Stefanski           Tel: +48 (22) 148 1391

Kamil Glazewski           Tel: +48 (22) 148 1016

Aleksandra Bochniak    Tel: +48 (22) 148 2643

Agata Witaszek             Tel: +48 (22) 148 1395

email: ***************

with a copy to:

Petros Patronis

Citibank Europe plc, Greece Branch

8 Othonos Street, Athens 105 57, Greece

Tel: +30 210 3292125

email: ***************

For notices for credit and/or notices for any other matter:

Petros Patronis

Citibank Europe plc, Greece Branch

8 Othonos Street, Athens 105 57, Greece

Tel: +30 210 3292125

email: ***************

Account details for payments:

******************************

******************************

******************************

******************************

******************************

******************************

******************************

Commitment $	382,500,000

Schedule 2

Ship Information

Part A

CATEGORY A SHIPS

Owner	Karlita Shipping Company Limited
Name	Pusan C
IMO Number	9307229
Year of build	2006
Charter

Time charter dated 25 October 2018 as amended by a first addendum dated 29 November 2019, a second addendum dated 25 February 2020, a third addendum dated 16 April 2021 and a fourth addendum dated 4 January 2022.

Charterer	Mediterranean Shipping Company S.A.
Flag State	Cyprus
Classification	100A1 CONTAINER SHIP, SHIPRIGHT(SDA, FDA, CM), BoxMax, *IWS, LI, LMC, UMS, NAV1, CAC(2), EGCS (OPEN,PARTIAL)
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	LR
Major Casualty Amount	$1,000,000

Owner	Ramona Marine Company Limited
Name	Le Havre
IMO Number	9307243
Year of build	2006
Charter

Time charter dated 25 October 2018 as amended by a first addendum dated 29 November 2019, a second addendum dated 25 February 2020, a third addendum dated 16 April 2021 and a fourth addendum dated 4 January 2022

Charterer	Mediterranean Shipping Company S.A.
Flag State	Cyprus
Classification	100A1 CONTAINER SHIP, SHIPRIGHT (SDA, FDA, CM), BoxMax, *IWS, LI, EP LMC, UMS, NAV1, CAC(2), EGCS (OPEN,PARTIAL)
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	LR
Major Casualty Amount	$1,000,000

Owner	Oceanprize Navigation Limited
Name	America
IMO Number	9285990
Year of build	2004
Charter

Time charter dated 16 October 2018 as amended by a first addendum dated 29 January 2020, a second addendum dated 29 January 2020, a third addendum dated 29 January 2020, a fourth addendum dated 16 April 2021 and a fifth addendum dated 4 January 2022.

Charterer	Mediterranean Shipping Company S.A.
Flag State	Cyprus
Classification	100A1; CONTAINER SHIP; *IWS; LI; SHIPRIGHT (SDA,FDA,CM); EP, BOXMAX. LMC, UMS, NAV1, CAC(2), EGCS (OPEN,PARTIAL)
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	LR
Major Casualty Amount	$1,000,000

Owner	Oceanew Shipping Limited
Name	Europe
IMO Number	9285988
Year of build	2004
Charter

Time charter dated 16 October 2018 as amended by a first addendum dated 29 January 2020, a second addendum dated 29 January 2020, a third addendum dated 16 April 2021 and a fourth addendum dated 4 January 2022.

Charterer	Mediterranean Shipping Company S.A.
Flag State	Cyprus
Classification	100 A1 CONTAINER SHIP *IWS LI SHIPRIGHT(SDA,FDA,CM) EP, BOXMAX(V, W) LMC, UMS, NAV1, CAC(2), EGCS (OPEN, PARTIAL)
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	LR
Major Casualty Amount	$1,000,000

Owner	Boxcarrier (No.5) Corp.
Name	CMA CGM Racine
IMO Number	9406647
Year of build	2010
Charter

Time charter dated 10 August 2006 as amended by a first addendum dated 27 May 2009, a second addendum dated 15 December 2009, a third addendum dated 22 February 2010, a fourth Addendum dated 8 September 2010, a fifth addendum dated 5 May 2015, a sixth addendum dated 12 July 2016, a seventh addendum dated 21 December 2017, an eighth addendum dated 12 April 2021, a ninth addendum dated 5 May 2022 and a tenth addendum dated 5 September 2022.

Charterer	CMA CGM S.A.
Flag State	Malta
Classification	100 A5 Container ship BWM SOLAS-II-2,Reg.19 IW LC RSCS MC AUT CM- PS
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	DNV
Major Casualty Amount	$1,000,000

Owner	Expresscarrier (No.1) Corp.
Name	YM Mandate
IMO Number	9438523
Year of build	2010
Charter

Bareboat charter dated 23 May 2007 as amended by a side letter dated 23 May 2007, a first addendum dated 24 January 2008, a second addendum dated 20 August 2009, a third addendum dated 14 February 2017, a fourth addendum dated 20 August 2018, a fifth addendum dated 11 September 2019.

Charterer	Yang Ming (UK) Ltd.
Flag State	Liberia
Classification	1A1 CONTAINER CARRIER BIS BWM (T), DG-(P) E0) NAUTICUS (NEWBUILDING) RSCS
Charter Guarantee	Charter guarantee given under a letter of confirmation dated 18 May 2010
Charter Guarantor	Yang Ming Marine Transport Corp.
Classification Society	DNV
Major Casualty Amount	$1,000,000

Owner	Expresscarrier (No.2) Corp.
Name	YM Maturity
IMO Number	9438535
Year of build	2010
Charter

Bareboat charter dated 23 May 2007 as amended by a side letter dated 23 May 2007, a first addendum dated 24 January 2008, a second addendum dated 20 August 2009, a third addendum dated 14 February 2017 and a fourth addendum dated 20 August 2018.

Charterer	Yang Ming (UK) Ltd.
Flag State	Liberia
Classification	1A1 CONTAINER CARRIER BIS BWM(T) DG(P) E0 NAUTICUS (NEWBUILDING) RSCS TMON
Charter Guarantee	Charter guarantee given under a letter of confirmation dated 21 June 2010
Charter Guarantor	Yang Ming Marine Transport Corp.
Classification Society	DNV
Major Casualty Amount	$1,000,000

Owner	Megacarrier (No.5) Corp.
Name	Hyundai Ambition
IMO Number	9475703
Year of build	2012
Charter

Time charter dated 18 October 2007 as amended by a first addendum dated 18 February 2008, a second addendum dated 18 June 2009, a third addendum dated 18 October 2010, a fourth addendum dated 17 February 2012, a fifth addendum dated 28 June 2012, a sixth addendum dated 29 January 2013, a seventh addendum dated 12 August 2015, a ninth addendum dated 3 September 2018 and a tenth addendum dated 7 January 2019.

Charterer	Hyundai Merchant Marine Co., Ltd.
Flag State	Liberia
Classification	1A1 Container carrier BIS BWM(T) DG(P) E0 LC NAUTICUS(Newbuilding) RSCS TMON
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	DNV
Major Casualty Amount	$1,250,000

Owner	Megacarrier (No.4) Corp.
Name	Hyundai Speed
IMO Number	9475698
Year of build	2012
Charter

Time charter dater 18 October 2007 as amended by a first addendum dated 18 February 2008, a second addendum dated 18 June 2009, a third addendum 18 October 2010, a fourth addendum dated 17 February 2012, a fifth addendum dated 29 January 2013, a sixth addendum dated 12 August 2015, a commission agreement dated 19 September 2016, an eight addendum dated 7 January 2019, a ninth addendum dated 7 March 2019 and a tenth addendum dated 8 October 2019.

Charterer	Hyundai Merchant Marine Co., Ltd.
Flag State	Greece
Classification	1A1 Container carrier BIS BWM(E(s)) DG(P) E0 LC NAUTICUS(Newbuilding) RSCS TMON
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	DNV
Major Casualty Amount	$1,250,000

Owner	Megacarrier (No.3) Corp.
Name	Hyundai Smart
IMO Number	9475686
Year of build	2012
Charter

Time charter dated 18 October 2007 as amended by a first addendum dated 18 February 2008, a second addendum dated 18 June 2009, a third addendum 18 October 2010, a fourth addendum dated 17 February 2012, a fifth addendum dated 29 January 2013, a sixth addendum dated 5 May 2015, a seventh addendum dated 12 August 2015, a commission agreement dated 19 September 2016, a ninth addendum dated 7 January 2019 and a tenth addendum dated 8 October 2019.

Charterer	Hyundai Merchant Marine Co., Ltd.
Flag State	Greece
Classification	100 A5 Container ship BWM DG IW LC RSCS RSD MC AUT CM-PS
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	DNV
Major Casualty Amount	$1,250,000

PART B

(B) CATEGORY B SHIPS

Owner	Boxcarrier (No.2) Corp.
Name	CMA CGM Musset
IMO Number	9406611
Year of build	2010
Charter

Time charter dated 10 August 2006 as amended by a first addendum dated 16 February 2009, a second addendum dated 27 May 2009, a third addendum dated 15 December 2009, a fourth addendum dated 22 February 2010, a fifth addendum dated 8 September 2010, a sixth addendum dated 15 January 2013, a seventh addendum dated 26 August 2014, an eight addendum dated 12 July 2016, a ninth addendum dated 21 December 2017, a tenth addendum dated 12 April 2021, a tenth addendum bis dated 1 April 2022, an eleventh addendum dated 5 May 2022 and a twelfth addendum dated 10 June 2022.

Charterer	CMA CGM S.A.
Flag State	Malta
Classification	100 A5 Container ship BWM SOLAS-II-2, Reg.19 IW LC RSCS MC AUT CM-PS
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	DNV
Major Casualty Amount	$1,000,000

Owner	Boxcarrier (No.3) Corp.
Name	CMA CGM Nerval
IMO Number	9406623
Year of build	2010
Charter

Time charter dated 10 August 2006 as amended by a first addendum dated 27 May 2009, a second addendum dated 15 December 2009, a third addendum dated 22 February 2010, a fourth addendum dated 8 September 2010, a fifth addendum dated 12 July 2016, a sixth addendum dated 21 December 2017, a seventh addendum dated 12 April 2021, an eighth addendum dated 5 May 2022 and a ninth addendum dated 6 June 2022.

Charterer	CMA CGM S.A.
Flag State	Malta
Classification	100 A5 Container ship BWM SOLAS-II-2, Reg.19 IW LC RSCS MC AUT CM-PS
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	DNV
Major Casualty Amount	$1,000,000

Owner	Boxcarrier (No.4) Corp.
Name	CMA CGM Rabelais
IMO Number	9406635
Year of build	2010
Charter

Time charter dated 10 August 2006 as amended by a first addendum dated 27 May 2009, a second addendum dated 15 December 2009, a third addendum dated 22 February 2010, a fourth addendum dated 8 September 2010, a fifth addendum dated 22 March 2011, a sixth addendum dated 12 July 2016, a seventh addendum dated 21 December 2017, an eight addendum dated 13 March 2019, a ninth addendum dated 12 April 2021, a tenth addendum dated 5 May 2022 and an eleventh addendum dated 22 July 2022.

Charterer	CMA CGM S.A.
Flag State	Malta
Classification	100 A5 Container ship BWM SOLAS-II-2, Reg.19 IW LC RSCS MC AUT CM-PS
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	DNV
Major Casualty Amount	$1,000,000

Owner	Cellcontainer (No.7) Corp.
Name	Express Rome
IMO Number	9484936
Year of build	2011
Charter

Time charter dated 02 October 2017 as amended by a first addendum dated 19 April 2018, a second addendum dated 10 September 2018, a third addendum dated 8 March 2019, a fourth addendum dated 22 October 2019, a fifth addendum dated 5 February 2021 and a sixth addendum dated 17 September 2021.

Charterer	Hapag Lloyd AG
Flag State	Liberia
Classification	+KRS1 CONTAINER SHIP LS(CL, RS) SeaTrust(DSA2,FSA3,HCM) CLEAN1 IWS CDG IHM EDD OHIMP LG LI +KRM1 UMA PMS BWE STCM NBS1
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	KR
Major Casualty Amount	$1,000,000

Owner	Cellcontainer (No.6) Corp.
Name	Express Berlin
IMO Number	9484924
Year of build	2011
Charter	Time charter dated 6 October 2017 as amended by a first addendum dated 31 January 2019 and a second addendum dated 1 October 2021.
Charterer	Yang Ming Marine Transport Corp.
Flag State	Greece
Classification	+KRS1 CONTAINER SHIP LS(CL, RS) SeaTrust(DSA2,FSA3,HCM) CLEAN1 IWS CDG IHM EDD OHIMP LG LI +KRM1 UMA PMS BWE STCM NBS1
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	KR
Major Casualty Amount	$1,000,000

Owner	Cellcontainer (No.8) Corp.
Name	Express Athens
IMO Number	9484948
Year of build	2011
Charter

Time charter dated 29 November 2017 as amended by a first addendum dated 23 August 2018, a second addendum dated 10 September 2018, a third addendum dated 22 October 2019, , a fourth addendum dated 5 February 2021 and a fifth addendum dated 27 September 2021).

Charterer	Hapag Lloyd AG
Flag State	Liberia
Classification	+KRS1 CONTAINER SHIP LS(CL, RS) SeaTrust(DSA2,FSA3,HCM) CLEAN1 IWS CDG IHM EDD OHIMP LG LI +KRM1 UMA PMS BWE STCM NBS1
Charter Guarantee	N/A
Charter Guarantor	N/A
Classification Society	KR
Major Casualty Amount	$1.000.000

Schedule 3

Conditions precedent

Part 1

Conditions precedent to the first Utilisation

1	Original Obligors' corporate documents
(a)	A copy of the Constitutional Documents of each Original Obligor and the Manager of each Ship (other than mv’s YM Maturity and YM Mandate).
(b)	A copy of a resolution of the board of directors or board of managers of each Original Obligor and the Manager of each Ship (other than mv’s YM Maturity and YM Mandate):
(i)

approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party (its Relevant Documents) and resolving that it execute, deliver and perform the Relevant Documents;

(ii)	authorising a specified person or persons to execute its Relevant Documents on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with its Relevant Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to its Relevant Documents and any related documents.
(d)

A copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than the Borrower) and the Manager of each Ship (other than mv’s YM Maturity and YM Mandate), approving the terms of, and the transactions contemplated by, its Relevant Documents.

(e)

A copy of a resolution of the board of directors of each corporate shareholder of each Original Obligor (other than the Borrower) and the Manager of each Ship (other than mv’s YM Maturity and YM Mandate), approving the terms of the resolution referred to in paragraph (d) above.

(f)

A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(g)

A copy of any power of attorney under which any person is appointed by any Original Obligor and the Manager of each Ship (other than mv’s YM Maturity and YM Mandate) to execute any of its Relevant Documents on its behalf.

(h)

A certificate of an authorised signatory of each relevant Original Obligor and the Manager of each Ship (other than mv’s YM Maturity and YM Mandate) certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

(i)

A certificate of good standing for each Original Obligor and the Manager of each Ship (other than mv’s YM Maturity and YM Mandate) or other evidence that each such Original Obligor and such Manager is in good standing in its country of incorporation.

2	Legal opinions
(a)	A legal opinion of Norton Rose Fulbright LLP, Greece addressed to the Lender, on matters of English law, substantially in the form approved by the Lender.
(b)

A legal opinion of the legal advisers to the Lender in England and also each jurisdiction in which an Obligor and the Manager of each Ship (other than mv’s YM Maturity and YM Mandate) is formed or (as the case may be) incorporated and/or registered, or in which an Account opened at the relevant time is established substantially in the form distributed to the Lender and approved by the Lender.

3	Other documents and evidence
(a)

Evidence that any process agent referred to in clause 45.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the first Utilisation Date, if not an Original Obligor, has accepted its appointment.

(b)

A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements.
(d)

The Fee Letters duly executed and evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 12 (Fees), any Fee Letter and clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

4	Bank Accounts

Evidence that any Account required to be established under clause 28 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the relevant Account Holder(s) and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

5	Charters

The Charter and any related Charter Document for each Ship duly executed.

6	"Know your customer" information

Such documentation and information as the Lender may reasonably request to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to it.

7	Existing Indebtedness

Evidence that the Existing Indebtedness has been repaid in full and that all Security Interests created under or in respect of the Existing Indebtedness by the Borrower or any other Obligor or Group Member or a Manager, whether over or in relation to the Ships or any other Charged Property or otherwise relevant to such Existing Indebtedness, have been discharged and any prior registration of any such Security Interest in respect of the Existing Indebtedness has been cancelled.

Part 2

Ship and security conditions precedent

1	Corporate documents
(a)

If required by the Lender and its legal advisers, a certificate of an authorised signatory of the relevant Owner certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)

If required by the Lender and its legal advisers, a certificate of an authorised signatory of each other Obligor and the Manager of each Ship (other than mv’s YM Maturity and YM Mandate) which are party to any of the Original Security Documents required to be executed at or before the first Utilisation Date, certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Security
(a)	The Mortgage and the Deed of Covenant and/or (as applicable) the General Assignment in respect of each Ship duly executed by the relevant Owner.
(b)	If a Ship is subject to a Charter, the relevant Charter Assignment duly executed by the relevant Owner.
(c)

If applicable in respect of a Ship (other than mv’s YM Maturity and YM Mandate), a Tripartite Agreement in respect of such Ship duly executed by the relevant Owner, the relevant Charterer and the Lender.

(d)	A Manager's Undertaking in respect of each Ship duly executed by the Manager of each such Ship (other than the Manager of mv’s YM Maturity and YM Mandate).
(e)	Any Quiet Enjoyment Agreement required by the Charterer of Ship (other than mv’s YM Maturity and YM Mandate) subject to a Charter, and agreed by the Lender.
(f)	Duly executed notices of assignment as required by any of the above Security Documents together with evidence of their service or delivery to their addressees.
(g)

Evidence that the relevant Charterer in respect of mv’s YM Maturity and YM Mandate has consented to the granting of the Mortgage over each such Ship and to the assignment of the relevant Charter under the relevant Charter Assignment for each such Ship (in form satisfactory to the Lender, including by way of the acknowledgement of the notice of assignment under the relevant Charter Assignment).

3	Delivery and registration of Ship

In the case of each Ship, evidence that:

(h)

it is legally and beneficially owned by the relevant Owner and permanently registered in the name of the relevant Owner free from any Security Interests (other than Security Interests created under the Finance Documents and Permitted Maritime Liens) through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(i)	it is classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society; and
(j)	it is insured in the manner required by the Finance Documents.

(k)	in the case of a Ship subject to a Charter, it has been delivered, and accepted for service, under such Charter; and
(l)	in the case of a Ship, it is free of any charter commitment (except for its Charter) which would require approval under the Finance Documents.
4	Mortgage registration

Evidence that the Mortgage in respect of each of the Ships has been registered with first priority and/or preferred status against each of the Ships through the relevant Registry under the laws and flag of the relevant Flag State.

5	Legal opinions
(m)	A legal opinion of Norton Rose Fulbright LLP Greece addressed to the Lender on matters of English law, substantially in the form approved by the Lender.
(n)

A legal opinion of the legal advisers to the Lender in each jurisdiction in which an Obligor is formed or (as the case may be) incorporated and/or registered and/or which is or is to be the Flag State of a Ship, or in which an Account opened at the relevant time is established, substantially in the form approved by the Lender.

6	Insurance

In relation to each of the Insurances of the Ships:

(o)	an opinion from insurance consultants appointed by the Lender on such Insurances;
(p)	evidence that such Insurances have been placed in accordance with clause 25 (Insurance); and
(q)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Lender in an approved form in relation to such Insurances of the Ships.
7	ISM and ISPS Code

Copies of:

(r)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the Ships for the purposes of that code;
(s)	the safety management certificate in respect of the Ships issued in accordance with the ISM Code;
(t)	the international ship security certificate in respect of the Ships issued under the ISPS Code;
(u)	if so requested by the Lender, any other certificates issued under any applicable code required to be observed by the Ships or in relation to its operation under any applicable law; and
(v)	the Inventory of Hazardous Material for the Ships.
8	Value of security

Valuations (dated not more than 15 days before the first Utilisation Date) of each Ship demonstrating their Market Values, each obtained and made in accordance with clause 26 (Minimum security value) in form and substance acceptable to the Lender at the cost of the Borrower.

9	Fees and expenses

Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 12 (Fees), any Fee Letter and clause 17 (Costs and expenses) and 25.6 (Mortgagee’s insurance) have been paid or will be paid by the relevant Utilisation Date.

10	Management Agreement

Where a manager of a Ship (other than mv’s YM Maturity and YM Mandate) has been approved in accordance with clause 23.4 (Manager), a copy, certified by an approved person to be a true and complete copy, of the agreement between the relevant Owner and the manager relating to the appointment of the manager.

11	Process agent

Evidence that any process agent of any Obligor referred to in clause 45.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the first Utilisation Date, if not an Obligor, has accepted its appointment.

12	Other documents

Any other documents as may be requested by the Lender.

Schedule 4

Utilisation Request

From:	Danaos Corporation

To:	Citibank, N.A. Jersey Branch as Lender

Dated:	[⚫]

Dear Sirs

$382,500,000 Facility Agreement dated [⚫] 2022 (the Facility Agreement)

1

We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:[⚫] (or, if that is not a Business Day, the next Business Day)

Amount:$[⚫]

3	We confirm that each condition specified in clause 4.4 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.
4	The purpose of this Loan is [specify purpose complying with clause 3 of the Facility Agreement] and its proceeds should be credited to [⚫].
5	We confirm that we will use the proceeds of this Loan for our benefit and under our full responsibility and exclusively for the purposes specified in the Facility Agreement.
6	We request that the first Interest Period for this Loan be [⚫] Month.
7	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………………..
authorised signatory for
DANAOS CORPORATION

Schedule 5

Form of Compliance Certificate

To:	Citibank, N.A., Jersey Branch as Lender

From:	Danaos Corporation as Borrower

Dated:	[⚫]

Dear Sirs

$382,500,000 Facility Agreement dated [⚫] 2022 (the Facility Agreement)

1

I/We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I/We confirm that at all times during and as at the end of the Measurement Period ended on [31 March] [30 June] [30 September] [31 December] [⚫]:
(a)	Liquidity: the Group’s Liquidity is $[⚫], calculated as shown in Appendix A and compared against a minimum required amount of $[⚫].
(b)	Consolidated net leverage ratio: Consolidated Net Leverage was [⚫]:1.0, calculated as shown in Appendix B and compared against a maximum required ratio of 6.50:1.0.
(c)	Interest Cover: Interest Cover was [⚫]:1.00, calculated as shown in Appendix C and compared against a minimum required ratio of 2.50:1.0.
3	We confirm that the Security Value is $[⚫] calculated as shown in Appendix D, compared against a Minimum Value of $[⚫].
4	[I/We confirm that there is no Change of Control].
5

We confirm that no [Event of] Default is continuing.] [If this statement cannot be made, the certificate should identify any [Event of] Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:

……………………………………………………
[Chief Financial Officer]
Danaos Corporation

Schedule 6

Reference Rate Terms

Cost of funds as a fallback: Cost of funds will not apply as fallback

1	Definitions

Additional Business Day means an RFR Banking Day.

Break Costs means all costs and expenses suffered or incurred by the Lender as a result of any repayment or prepayment of a Loan otherwise than on the last day of an Interest Period.

Central Bank Rate means:

(a)	the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or
(b)	if that target is not a single figure, the arithmetic mean of:
(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and
(ii)	the lower bound of that target range.

Central Bank Rate Adjustment means, in relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Lender) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread means, in relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Lender between (a) the Central Bank Rate prevailing at close of business on that RFR Banking Day and (b) the relevant Daily Rate.

Daily Rate means, in relation to any RFR Banking Day:

(a)	the RFR for that RFR Banking Day; or
(b)	if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:
(i)	the Central Bank Rate for that RFR Banking Day; and
(ii)	the applicable Central Bank Rate Adjustment; or
(c)	if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(i)	the most recent Central Bank Rate for a day which is no more than five (5) RFR Banking Days before that RFR Banking Day; and
(ii)	the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and if, in either case, the relevant rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period means five RFR Banking Days.

Market Disruption Rate means, in relation to any Loan, the percentage rate per annum which is the Cumulative Compounded RFR Rate for the Interest Period of that Loan.

Relevant Market means the market for overnight cash borrowing collateralised by US Government securities.

Reporting Day means the Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day means any day other than:

(a)	a Saturday or Sunday; and
(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

2	Business Day Conventions
(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:
(i)

subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
(b)

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

3	Interest Period default selections
(a)

The length of an Interest Period for a Loan which will apply under clause 10.1(c) if the Borrower fails to select an Interest Period, will, subject to clause 9.2 (Interest Periods overrunning Reduction Dates), be one Month.

(b)	The periods capable of selection as Interest Periods referred to in clause 10.1(b) are one Month or three Months (but subject to paragraph (c)).
(c)	The Borrower could also elect that the Interest Period could end on the same day as the current Interest Period of any other outstanding Loan at the time.
4	Reporting Times

The following are the Reporting Times:

(a)

the deadline for the Lender to report market disruption in accordance with clause 11.1 (Market disruption) is close of business in London on the Reporting Day for a Loan (or any relevant part of it); and

(b)

the deadline for the Lender to report their cost of funds in accordance with clause 11.2 (Cost of funds) is close of business on the date falling one Business Day after the Reporting Day for that Loan (or any relevant part of it) (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the relevant Interest Period).

Schedule 7

Daily Non-Cumulative Compounded RFR Rate

The Daily Non-Cumulative Compounded RFR Rate for any RFR Banking Day "i" during an Interest Period is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Lender performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

•	where:

UCCDRi means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";

UCCDRi-1 means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

dcc means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

ni means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and

the Unannualised Cumulative Compounded Daily Rate for any RFR Banking Day (the Cumulated RFR Banking Day) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Lender performing the calculation, taking into account the capabilities of any software used for that purpose):

•	where:

ACCDR means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

tni means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

Cumulation Period means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

dcc has the meaning given to that term above; and

the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to five decimal places) calculated as set out below:

•	where:

d0 means the number of RFR Banking Days in the Cumulation Period;

Cumulation Period has the meaning given to that term above;

i means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

DailyRatei-LP means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the Lookback Period prior to that RFR Banking Day "i";

ni  means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

dcc has the meaning given to that term above; and

tni has the meaning given to that term above.

Schedule 8

Cumulative Compounded RFR Rate

The "Cumulative Compounded RFR Rate" for any Interest Period is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of "Annualised Cumulative Compounded Daily Rate" in Schedule 7 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

•	where:

d0 means the number of RFR Banking Days during the Interest Period;

i means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

DailyRatei-LP means for any RFR Banking Day "i" during the Interest Period, the Daily Rate for the RFR Banking Day which is the Lookback Period prior to that RFR Banking Day "i";

ni means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

dcc means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

d means the number of calendar days during that Interest Period.

SIGNATURES

THE BORROWER

DANAOS CORPORATION	)	/s/ Maria Horaka
By: Maria Horaka	)	Attorney-in-fact

THE GUARANTORS

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
BOXCARRIER (NO.5) CORP.	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
MEGACARRIER (NO.5) CORP.	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
OCEANPRIZE NAVIGATION LIMITED	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
CELLCONTAINER (NO.7) CORP.	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
MEGACARRIER (NO.3) CORP.	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
BOXCARRIER (NO.2) CORP.	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
OCEANEW SHIPPING LIMITED	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
BOXCARRIER (NO.4) CORP.	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
EXPRESSCARRIER (NO.2) CORP.	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
CELLCONTAINER (NO.8) CORP.	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
BOXCARRIER (NO.3) CORP.	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
RAMONA MARINE COMPANY LIMITED	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

Maria Horaka
EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
EXPRESSCARRIER (NO.1) CORP.	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
KARLITA SHIPPING COMPANY LIMITED	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
MEGACARRIER (NO.4) CORP.	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

EXECUTED as a DEED	)
by Maria Horaka	)
for and on behalf of	)	/s/ Maria Horaka
CELLCONTAINER (NO.6) CORP.	)	Attorney-in-fact
as Guarantor	)
in the presence of:	)

/s/ Serafeim Papadias
Witness
Name: Serafeim Papadias
Address: Norton Rose Fulbright Greece
Occupation:

THE LENDER

CITIBANK, N.A., JERSEY BRANCH	)	/s/ Peter Lemoucheux
By: Peter Lemoucheux	)	Senior Vice President